EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

by and between

THE NEWHALL LAND AND FARMING COMPANY

(A California Limited Partnership),

as Seller,

and

LNR ROOSEVELT RACEWAY, INC.,

a New York corporation,

3445 CAUSEWAY BOULEVARD LIMITED PARTNERSHIP,

a Delaware limited partnership,

LNR QUINCY CROSSING, LLC,

a Delaware limited liability company,

LNR VALENCIA TOWN CENTER HOLDINGS, INC.,

a California corporation,

LNR VALENCIA HOTEL HOLDINGS, LLC,

a California limited liability company,

as Buyers,

Dated January 27, 2004

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(continued)

- ii -

(continued)

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(continued)

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(continued)

Page

(h) Governing Law	45

(i) Counterparts	45

(j) 1031 Exchange	45

(k) Public Disclosure	45

(l) Further Assurances	45

(m) CONDITION PRECEDENT - MERGER	45

23. Joint and Several Liability	46

Exhibits and Schedules:

Exhibit “A”	Assignment of Partnership Interests
Exhibit “B”	Real Property Legal Descriptions and VTC Master Leased Real Property Description
Exhibit “C”	Affiliated Entity Real Property Legal Descriptions
Exhibit “D”	Form of Grant Deeds
Exhibit “E”	Form of Bill of Sale
Exhibit “F”	Form of Assignment of Leases – Tenants (Multi-Tenant and Single Tenant)
Form of Assignment of Lease – Mall
Form of Assignment of Lease – Hyatt (Landlord)
Form of Assignment of Lease – Hyatt (Tenant)
Exhibit “F-1”	Form of Assignment of Lease – VTC Master Lease
Exhibit “F-2”	Form of Assignment of Management Agreement
Exhibit “G”	Form of General Assignment
Exhibit “H”	Certificate of Non-Foreign Status
Exhibit “H-1”	California Withholding Exemption Certificate
Exhibit “I”	Forms of Officer’s Certificate
Schedule B(18)	Assumed Service Contracts
Schedule B(61)	Hilton Accounts
Schedule B (69)	Hyatt Cash Accounts
Schedule B(90)	Mall Operating Account
Schedule B(99)	Master Leases Rent Roll
Schedule B(118)	Rent Rolls
Schedule 4	Schedule of Buyers and Designees
Schedule 10	Allocation of Purchase Price
Schedule 11(a)	Schedule of Closing Adjustments
Schedule 11(b)	Unpaid Rentals
Schedule 11(c)	Prepaid Rentals

Seller’s Disclosure Schedule

Section 13(b)(i)	Litigation List
Section 13(b)(iv)	PCA Reports
Section 13(b)(vi)	Environmental Reports
Section 13(e)(i)	Financial Statements

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DEFINED TERMS	Page No.
Adjusted Cash to Close Payment	1, 16
Affiliate	1
Affiliated Entit(y)(ies)	1
Affiliated Entity Leases	1
Affiliated Entity Licenses and Permits	2
Affiliated Entity Personal Property	2
Affiliated Entity Property	2
Affiliated Entity Real Property	2
Agreement	1
ALTA Title Policy	2, 25
Approved Title Conditions	2, 16
Assignment of Lease - Hyatt	22, 23
Assignment of Lease – Hyatt	2
Assignment of Lease – Hyatt (Tenant)	3
Assignment of Lease - Mall	22
Assignment of Lease – Mall	3
Assignment of Lease - VTC Master Lease	22
Assignment of Lease – VTC Master Lease	3
Assignment of Leases	2, 21
Assignment of Management Agreement	3, 23
Assignment of Partnership Interests	3
Assumed Items	3
Assumed Liabilities	3
Assumed Service Contracts	3
Authorities	3
Balance Sheet Date	3
Bill of Sale	3, 21
Business Day	3
Buyer Indemnified Parties	3, 44
Buyers	1
C.F.D. Designation	4
Cash Equivalent	3
Cash to Close Payment	4, 16
Causeway Buyer	1
CCRs	16
City	4
Claim	4
Claim Notice	4
Close of Escrow	4
Closing Adjustments	4, 25
Closing Date	4
Code	4, 25
Contracts	4
Contribution Agreement	4
Control, Controlling, or Controlled by	4
County	4
Declarant’s Rights	4
Deductible	43
Deductible	5

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Delinquent Rentals	14
El Torito Real Property	5
Employee Plan	5
Entertainment Real Property	5
Environmental Law	5
ERISA	5
Escrow	5
Escrow Holder	5
Exchange	5, 47
Existing Financing	5
Existing Financing Documents	6
Financial Statements	6, 36
GAAP	6
General Assignment	6, 21
Governmental Regulations	6
Grant Deed	6
Hamburger Hamlet Real Property	6
Hazardous Substance	6
Headquarters Lease	7
Headquarters Real Property	7
Hilton Accounts	7
Hilton Joint Venture	7
Hilton Joint Venture Agreement	7
Hilton Joint Venture Partnership Interests	7
Hilton Joint Venture Real Property	7
Hilton License Agreement	7
Hilton Management Agreement	7
Hilton Real Property	7
Hotel Holdings Buyer	1
Hyatt Cash Accounts	7
Hyatt Hotel	36
Hyatt Hotel Lease	7
Hyatt Loan	8
Hyatt Management Agreement	8
Hyatt Real Property	8
Improvements	8
Indebtedness	8
Indemnified Party	44
Indemnified Party(ies)	8
Indemnifying Party(ies)	8
Intellectual Property	8
Interests	8, 36
Licenses and Permits	8
Litigation	9
Litigation List	9, 31
LNR Center	9
LNR Headquarters	9
Losses	9, 43
Mall Development Management Agreement	9
Mall Ground Lease	9
Mall Leasing Agreement	9

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Mall Operating Accounts	9
Mall Partnership	9
Mall Partnership Agreement	9
Mall Partnership Deed of Trust	9
Mall Partnership GP Interest	10
Mall Partnership Real Property	10
Mall Promissory Note	10
Mall Property Management Agreement	10
Mall Real Property	10
Managing Venturer	35
Master Leases	10
Master Leases Rent Roll	10
Material Adverse Effect	10
Northpark Village Square Real Property	10
Notice Period	10
NPDES	40
Official Records	11
Opening of Escrow	11
Organizational Documents	11
Partnership Interests	11
Partnerships	11
PCA Reports	32
Person	11
Personal Property	11
Prepaid Rentals Schedule	27
Property	11
Property Associations	11
Purchase Price	11, 16
Quincy Buyer	1
Raceway Buyer	1
Real Property	11
Records and Plans	12
Red Lobster Real Property	12
Rent Rolls	12
Rentals	12, 26
Required Consents	12, 30
River Oaks Real Property	12
Schedule of Closing Adjustments	12, 26
Seller	1
Seller Indemnified Parties	12, 43
Seller’s Disclosure Schedule	12
Seller’s Tax Certificates	13, 21
Service Contracts	13
Spectrum Club Real Property	13
Spectrum Net Proceeds	28
State	13
SWPPP’s	40
Tax Returns	13
Taxes	13
Tenant Deposits	13
Tenant Leases	13

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Tenant Notification Letters	13, 41
Tenants	13
The Greens Real Property	13
Title Company	14
Title Policy	14, 25
To the best of Seller’s knowledge	14
Trader Joes Real Property	14
Unpaid Rentals	26
Unpaid Rentals Schedule	26
Urban	14
Urban Westfield	14
VTC Holdings Buyer	1
VTC Hotel Company	14
VTC Hotel Company Stock	14
VTC Master Lease	14
VTC Master Lease Leasing Agreement	14
VTC Master Lease Management Agreement	15
VTC Master Leased Real Property	15
Welcome Center Lease	15
Welcome Center Real Property	15
Wells Fargo Deeds of Trust	15
Wendy’s Real Property	15

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AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

TO:	NORTH AMERICAN TITLE COMPANY	Escrow Nos.: 190835-49-CE
	(“Escrow Holder”)	Escrow Officer: Christine English
505 S. Main Street Suite 101
Orange, CA 92868
Phone: (714) 550-6500
Telecopier: (714) 667-0338

THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of the 27th day of January, 2004 by and between THE NEWHALL LAND AND FARMING COMPANY (A California Limited Partnership) (“Seller”), and each of the following entities (each of which entities are sometimes individually referred to hereinafter as a “Buyer”, and collectively, as “Buyers”): LNR ROOSEVELT RACEWAY, INC., a New York corporation (“Raceway Buyer”), 3445 CAUSEWAY BOULEVARD LIMITED PARTNERSHIP, a Delaware limited partnership (“Causeway Buyer”), LNR QUINCY CROSSING, LLC, a Delaware limited liability company (“Quincy Buyer”), LNR VALENCIA TOWN CENTER HOLDINGS, INC., a California corporation (“VTC Holdings Buyer“), and LNR VALENCIA HOTEL HOLDINGS, LLC, a California limited liability company (“Hotel Holdings Buyer”).

RECITALS AND DEFINITIONS

A. Buyers desire to purchase from Seller, and Seller desires to sell to Buyers, the Property (as defined below), on the terms, covenants and conditions as provided herein and subject to the satisfaction of the conditions precedent contained herein.

B. Definitions. In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement the terms set forth below shall have the following meanings:

(1) “Adjusted Cash to Close Payment” is defined in Section 3(a).

(2) “Affiliate“ means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Notwithstanding the foregoing, the term Affiliate, when being used with respect to Seller or any of the Affiliated Entities, shall not be deemed to include Buyers and vice versa.

(3) “Affiliated Entit(y)(ies)” means, individually and collectively, each of Hilton Joint Venture, Mall Partnership and VTC Hotel Company.

(4) “Affiliated Entity Leases” means all leases, sub-leases, licenses, rental agreements and/or occupancy agreements, and all amendments and/or supplements thereto, in each case, to which any Affiliated Entity is a party as a lessor or sub-lessor and that are relative to the Affiliated Entity Real Property and/or the Real Property (to the extent that an Affiliated Entity is a sub-lessor thereunder), including sub-leases under the Master Leases (together, in each case, with all rents, issues and profits thereunder).

(5) “Affiliated Entity Licenses and Permits“ means (A) all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by Authorities to one or more Affiliated Entities or otherwise held by one or more Affiliated Entities in connection with the Affiliated Entity Property; (B) any and all development rights and other intangible rights, titles, interests, entitlements and appurtenances owned and/or held by or on behalf of one or more Affiliated Entities and that are necessary for the use, development, management and ownership of the Affiliated Entity Property for its intended purpose; and (C) all licenses, consents, easements, rights of way and approvals owned and/or held by or on behalf of one or more Affiliated Entities and required from private parties to make use of utilities and to ensure vehicular and pedestrian ingress and egress to the Affiliated Entity Real Property and/or the improvements thereon.

(6) “Affiliated Entity Personal Property” means all equipment, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character owned by any of the Affiliated Entities and attached to, appurtenant to, located in or used in connection with the operation of the Affiliated Entity Property, including any and all food and beverages and other inventory items owned by any of the Affiliated Entities.

(7) “Affiliated Entity Property” means collectively, (i) the Affiliated Entity Real Property and each Affiliated Entity’s respective leasehold interest, if any, in and under any of the Master Leases, (ii) any and all improvements in and/or on Affiliated Entity Real Property and owned by any of the Affiliated Entities, including all buildings, fixtures, structures, parking areas, landscaping and other improvements constructed and located thereon, together with all machinery and mechanical, electrical, HVAC and plumbing systems used in the operation thereof, but excluding any such items owned by Tenants in possession or public or private utilities or contractors under Contract, (iii) any and all Affiliated Entity Leases and tenant deposits with respect thereto, (iv) all of each and any Affiliated Entity’s interest in and to the Intellectual Property or any portion thereof, (v) any and all Affiliated Entity Licenses and Permits, (vi) any and all Affiliated Entity Personal Property, and (vii) any and all other rights, titles and interests of every kind and nature whatsoever, tangible or intangible, vested or unvested, contingent or otherwise, real, personal or mixed, that is owned, licensed, leased or used pursuant to a contract by any of the Affiliated Entities and that are necessary or desirable for the use, development, management and ownership of the Affiliated Entity Property for its intended purpose, including all of the Partnerships’ respective right, title and interest, if any, in and to the Hilton Accounts and the Mall Operating Accounts.

(8) “Affiliated Entity Real Property” means collectively, the Mall Partnership Real Property and the Hilton Joint Venture Real Property.

(9) “ALTA Title Policy” is defined in Section 9.

(10) “Approved Title Conditions” is defined in Section 4(a).

(11) “Assignment of Leases” is defined in Section 7(c).

(12) “Assignment of Lease – Hyatt (Landlord)” is defined in Section 7(k).

(13) “Assignment of Lease – Hyatt (Tenant)” is defined in Section 7(p).

(14) “Assignment of Lease – Mall” is defined in Section 7(j).

(15) “Assignment of Lease – VTC Master Lease” is defined in Section 7(l).

(16) “Assignment of Management Agreement” is defined in Section 7(s).

(17) “Assignment of Partnership Interests” means an assignment of Partnership Interests in the form of, and upon the terms contained in, Exhibit “A” attached hereto.

(18) “Assumed Items” means, collectively, the following: (i) any and all Service Contracts to which Seller and/or VTC Hotel Company is/are a party, including those set forth in Schedule B(18) hereof under the caption “Assumed Service Contracts” (the “Assumed Service Contracts”); (ii) the Master Leases and VTC Master Lease; (iii) the Tenant Leases; (iv) the Licenses and Permits; (v) the Hyatt Management Agreement; (vi) the Mall Partnership Agreement; (vii) the Hilton Joint Venture Agreement; (viii) the Mall Partnership Deed of Trust; (ix) the Contribution Agreement; and (x) the Intellectual Property.

(19) “Assumed Liabilities” is defined in Section 4(f).

(20) “Authorities” means the various governmental and quasi-governmental bodies and agencies (including any arbitrators, mediators, agencies, courts, tribunals and/or other jurisdictional bodies (foreign or domestic) and including the State, the City, the County, and/or any Community Facility District) having jurisdiction over the Property, the Affiliated Entity Property and/or the respective businesses and operations of each of the Seller, the Partnerships and/or VTC Hotel Company that are operated on the Property or Affiliated Entity Property.

(21) “Balance Sheet Date” means, with respect to the Financial Statements, the latest date to which such Financial Statements speak.

(22) “Bill of Sale” is defined in Section 7(b).

(23) “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the State of California are authorized or obligated by law or executive order to close.

(24) “Buyer Indemnified Parties” is defined in Section 20(f).

(25) “Cash Equivalent” means a wire transfer of immediately available federal funds or a certified or bank cashier’s check drawn on a reputable bank licensed to do business in the State and whose deposits are insured by the Federal Deposit Insurance Corporation and who has an investment grade unsecured credit rate of not less than A- as determined by Standard & Poors, Moody’s or Fitches rating agencies.

(26) “Cash to Close Payment” is defined in Section 3(a).

(27) “C.F.D. Designation” means any designation as a “Community Facilities District” under the Mello Roos Community Facilities Act of 1982, as amended.

(28) “City” means the City of Santa Clarita in the County.

(29) “Claim” shall mean any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, debts, controversies, expenses or costs, including attorneys’, paralegals’ and experts’ fees and costs of investigation and remediation costs.

(30) “Claim Notice” is defined in Section 20(h).

(31) “Close of Escrow” means the date the Grant Deeds, Assignments of the Master Leases and other instruments to be recorded as provided in Section 12 of this Agreement are recorded in the Official Records.

(32) “Closing Adjustments” is defined in Section 11.

(33) “Closing Date” means January 27, 2004 and the “Closing” shall mean the closing of the transactions contemplated hereby (other than the recordings required by Section 12 hereof) as such shall occur on the Closing Date.

(34) “Code” is defined in Section 10.

(35) “Contracts” means all contracts, agreements, instruments and other documents (oral or written) to which any party and/or any of its respective Affiliates is/are a party or by which it/they or any of their respective assets and/or liabilities is/are bound.

(36) “Contribution Agreement” means that certain First Amended and Restated Contribution Agreement dated January 1, 1991, between Seller, Mall Partnership and JMB/Urban Development Co.

(37) “Control,” “Controlling,” or “Controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

(38) “County” means Los Angeles County in the State.

(39) “Declarant’s Rights” means with respect to the Real Property the rights of a declarant under a declaration of covenants, conditions, and restrictions, easements, reservations, rights-of-way and other charges set forth therein recorded in the Official Records, and all amendments thereto made from time to time.

(40) “Deductible” is defined in Section 20(d).

(41) “El Torito Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(42) “Employee Plan” mean each of the, and “Employee Plans” means, collectively, all (i) employee benefit plans (as defined in Section 3(3) of ERISA) sponsored by any Affiliated Entity, any ERISA Affiliate or by a leasing organization (or other similar entity) providing benefits to any employee, (ii) loans to a non-officer employee, an officer or director (or comparable position) and any stock or other equity option, stock or other equity purchase, phantom stock or other equity, stock or other equity appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, fringe benefit plans, programs or arrangements, (iii) bonus, pension, profit sharing, savings, deferred compensation or incentive plans, employee benefit plans, programs, practices, policies or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of an Affiliated Entity and that do not generally apply to all employees, and (v) current or former employment or executive compensation, severance, change in control or make whole agreements, written or otherwise.

(43) “Entertainment Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit ”B” attached hereto.

(44) “Environmental Law” means any Governmental Regulation regulating the protection of the environment (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any Hazardous Substance as in effect on the date hereof.

(45) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(46) “Escrow” means the escrow opened with Escrow Holder for the consummation of the transaction described in this Agreement pursuant to and in accordance with this Agreement.

(47) “Escrow Holder” means the Person identified on the first page of this Agreement as such.

(48) “Exchange” is defined in Section 24(j).

(49) [Intentionally Omitted.]

(50) “Existing Financing” means, that certain Indebtedness of Hilton Joint Venture in favor of Credit Lyonnais New York branch in the form of a term loan in the original principal amount of $8,000,000 relating to the Hilton Garden Inn, as secured by that certain Deed of Trust, made by Hilton Joint Venture in favor of a trustee for the benefit of Credit Lyonnais New York branch, recorded on April 29, 1997 as Instrument No. 97 651355 in the Official Records of Los Angeles County, California.

(51) “Existing Financing Documents” means, collectively, each of the following: Loan Agreement dated as of April 17, 1997, between Credit Lyonnais New York Branch, as Lender, and Hilton Joint Venture, as Borrower; Promissory Note, dated April 17, 1997, in the original principal amount of $8,000,000 made by Hilton Joint Venture to the order of Credit Lyonnais New York Branch; Deed of Trust, Assignment of Leases and Rents and Financing Statement, dated as of April 17, 1997, made by Hilton Joint Venture in favor of Credit Lyonnais; Security Agreement, dated as of April 17, 1997 between Hilton Joint Venture and Credit Lyonnais New York Branch; Pledge and Security Agreement, dated as of April 17, 1997 between Hilton Joint Venture and Credit Lyonnais New York Branch; Capital Expenditure Reserve Agreement, dated as of April 17, 1997 between Hilton Joint Venture and Credit Lyonnais New York Branch for the benefit of Credit Lyonnais New York Branch; Assignment of Operating Accounts, dated as of April 17, 1997 between Hilton Joint Venture and Credit Lyonnais New York Branch; Assignment of Maintenance and Management Documents, dated as of April 17, 1997 by Hilton Joint Venture for the benefit of Credit Lyonnais New York Branch; Assignment of Interest Rate Protection Product(s), dated as of April 17, 1997 by Hilton Joint Venture for the benefit of Credit Lyonnais New York Branch; Estoppel Certificate, dated as of April 17, 1997 by Hilton, Inns, Inc. for the benefit of Credit Lyonnais New York Branch.

(52) “Financial Statements” is defined in Section 13(e)(i).

(53) “GAAP” shall mean United States generally accepted accounting principles.

(54) “General Assignment” is defined in Section 7(d).

(55) “Governmental Regulations” means any federal, state, or local laws, statutes, ordinances, rules, regulations, codes, judgments, orders, resolutions, policy statements, injunctions, decrees, awards, requirements, licenses and/or permits (including those relating to land use, subdivision, zoning, environmental, toxic or Hazardous Substances, occupational health and safety, water, earthquake hazard reduction, and building and fire codes) of the Authorities bearing on the ownership, construction, maintenance, use, operation or sale of the Property or the Affiliated Entity Property and/or otherwise applicable to any of the businesses and operations of Seller or any or all of the Affiliated Entities on the Real Property or Affiliated Entity Real Property.

(56) “Grant Deed” means a grant deed or, if requested by a Buyer, grant deeds, in the form of, and upon the terms contained in, Exhibit “D” attached hereto.

(57) “Hamburger Hamlet Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(58) “Hazardous Substance” shall mean materials, wastes or substances that are (A) included within the definition of any one or more of the terms “hazardous substances”, “hazardous materials”, “toxic substances”, “toxic pollutants” and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.) and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.) and the regulations promulgated pursuant to such laws, (B) regulated, or classified as hazardous or toxic, under federal, state or local environmental laws or regulations, (C) petroleum or petroleum by-products, including gasoline and diesel, (D) asbestos or asbestos-containing materials, (E) polychlorinated biphenyls, (F) flammable explosives or (G) radioactive materials.

(59) “Headquarters Lease” means that certain lease dated January 27, 2004 between LNR Headquarters, as landlord, and Seller, as tenant, for the lease of the Headquarters Real Property.

(60) “Headquarters Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(61) “Hilton Accounts” means, collectively, the accounts identified as such on Schedule B(61) hereto.

(62) “Hilton Joint Venture” means Valencia Hotel Joint Venture, a California general partnership.

(63) “Hilton Joint Venture Agreement” means that certain Joint Venture Agreement (Valencia Hotel Joint Venture) dated June 30, 1989, between Seller and Hilton Inns, Inc. and any amendments thereto.

(64) “Hilton Joint Venture Partnership Interests” means all right, title, and interest in and to 100% of Seller’s partnership interest in Hilton Joint Venture, including all of Seller’s rights and obligations (but only to the extent such obligations accrue, are payable and/or otherwise arise on and after the Closing Date) under the Hilton Joint Venture Agreement (whether in its individual capacity and/or its capacity as venturer) other than such obligations relating to real property owned or leased by or on behalf of Seller.

(65) “Hilton Joint Venture Real Property” means that certain real property owned by Hilton Joint Venture located in the City and County and more particularly described as such in Exhibit “C” attached hereto.

(66) “Hilton License Agreement” means that certain License Agreement and License Fee Rider dated June 30, 1989, between Hilton Joint Venture and Hilton Inns, Inc., and any amendments thereto.

(67) “Hilton Management Agreement” means that certain Management Agreement and Management Fee Rider dated June 30, 1989, between Hilton Joint Venture and Hilton Inns, Inc., and any amendments thereto.

(68) “Hilton Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto and incorporated herein by this reference.

(69) “Hyatt Cash Accounts” means, collectively, the accounts identified as such on Schedule B(69) hereto.

(70) “Hyatt Hotel Lease” means that certain Hotel Lease Agreement dated December 27, 1996, between Seller, as lessor, and VTC Hotel Company, as lessee, as amended by First Amendment to Hotel Lease dated January 10, 2002, and Second Amendment to Hotel Lease dated January 31, 2003, for the lease of the Hyatt Real Property.

(71) “Hyatt Loan” means that certain loan from Hyatt Corporation to VTC Hotel Company in the maximum principal amount of $1,000,000.00.

(72) “Hyatt Management Agreement” means that certain Management Agreement dated December 27, 1996, and Addendum to Management Agreement dated June 17, 1999, between VTC Hotel Company and Hyatt Corporation, as operator.

(73) “Hyatt Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(74) “Improvements” means all buildings, fixtures, structures, parking areas, landscaping and other improvements constructed and located on the Real Property, together with all machinery and mechanical, electrical, HVAC and plumbing systems (other than Personal Property) necessary and/or desirable for the operation thereof, but excluding any such items owned by Tenants in possession or public or private utilities or contractors under Contract.

(75) “Indebtedness” means (i) all debt obligations for the payment of money or borrowed money or for the deferred purchase price of property or services, (ii) obligations evidenced by notes, bonds, debentures or other instruments, (iii) lease obligations which would normally be capitalized under GAAP, and (iv) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of others of types referred to in clauses (i), (ii) and (iii) above.

(76) “Indemnified Party(ies)” is defined in Section 20(f).

(77) “Indemnifying Party(ies)” is defined in Section 20(h).

(78) “Intellectual Property” means all trademarks, trade names, logos, service marks, domain names and uniform resource locators, Internet web sites (including all links and linking rights), patents, copyrights and any and all applications therefor, and any other intellectual property that are used in the operation of the Property, the Affiliated Entity Property and/or the respective businesses and operations of the Affiliated Entities (including the names “Valencia Town Center,” “Valencia Town Center – Entertainment,” “Valencia Town Center Entertainment,” “Northpark Village Square,” “Valencia Town Center Mall,” “Hyatt Valencia,” “Valencia Garden Inn,” “River Oaks,” “Valencia Town Center Shopping Center,” and any and all trademarks, trade names, logos, and service marks derived therefrom), but does not include Seller’s trademarks, trade names, domain names, service marks, Internet web sites and other intellectual property for “Valencia”, the “Valencia Rotella”, “Newhall Ranch”, “Valencia Water Company”, “TPC at Valencia”, “Tournament Players Club at Valencia” or the names of any Affiliates of Seller other than the Affiliated Entities.

(79) “Interests” is defined in Section 13(d)(vii).

(80) “Licenses and Permits” means (A) all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by Authorities to Seller or otherwise held by Seller in connection with the Property; (B) any and all development rights and other intangible rights, titles, interests, entitlements and appurtenances owned and/or held by or on behalf of Seller and that are necessary for the use, development, management and ownership of the Property; and (C) all licenses, consents, easements, rights of way and approvals owned and/or held by or on behalf of Seller and required from private parties to make use of utilities and to ensure vehicular and pedestrian ingress and egress to the Real Property and/or the Improvements.

(81) “Litigation” means any action, suit, proceeding, Claim, dispute, arbitration, litigation and/or mediation and/or investigations by any Authority, including any and all forms of attachments, execution proceedings, assignments for the benefit of creditors, insolvency and/or bankruptcy proceedings, reorganizations, condemnation proceedings and proceedings in eminent domain.

(82) “Litigation List” is defined in Section 13(b)(i).

(83) “LNR Center” means LNR Valencia Welcome Center, LLC, a California limited liability company and wholly-owned subsidiary of Quincy Buyer.

(84) “LNR Headquarters” means LNR Newhall Building, LLC, a California limited liability company and wholly-owned subsidiary of Causeway Buyer.

(85) “Losses” is defined in Section 20(e).

(86) “Mall Development Management Agreement” means that certain Development Management Agreement dated March 18, 2002, as amended by Amendment dated May 16, 2003, between Mall Partnership and Urban, as development manager.

(87) “Mall Ground Lease” means that certain Ground Lease dated September 27, 1991, whereby Seller, as lessor, leases the Mall Real Property to Mall Partnership, as lessee.

(88) “Mall Leasing Agreement” means that certain Agreement for Leasing of Shopping Center dated October 31, 2002, between Mall Partnership and Urban, as Leasing Agent, and any amendments thereto.

(89) “Mall Partnership Deed of Trust” means that certain Deed of Trust dated September 27, 1991, recorded in the Official Records as Instrument 91-1532531 securing certain obligations of Seller under the Mall Ground Lease and Mall Partnership Agreement.

(90) “Mall Operating Accounts” means those certain accounts identified as such on Schedule B(69) hereto.

(91) “Mall Partnership” means Valencia Town Center Associates, L.P., a California limited partnership.

(92) “Mall Partnership Agreement” means that certain First Amended and Restated Limited Partnership Agreement of the Mall Partnership dated January 1, 1991, as amended by Amendment No. 1 dated November 23, 1994, and Amendment No. 2 dated November 28, 2000, between Seller and Urban Westfield.

(93) “Mall Partnership GP Interest” means all right, title and interest in and to 100% of Seller’s general partnership interest in Mall Partnership, including all of Seller’s rights and obligations (but only to the extent such obligations accrue, are payable and/or otherwise arise on and after the Closing Date) under the Mall Partnership Agreement (whether in its individual capacity and/or its capacity as general partner) other than such obligations relating to real property owned or leased by or on behalf of Seller.

(94) “Mall Partnership Real Property” means that certain real property owned by Mall Partnership located in the City and County more particularly described as such in Exhibit “C” attached hereto.

(95) “Mall Promissory Note” means that certain Promissory Note, dated as of November 28, 2000, in the principal amount of $50,000,000 from Mall Partnership to Seller, which superceded and replaced in its entirety that certain Promissory Note, dated as of November 23, 1994, in the original principal amount of $40,000,000 from Mall Partnership to Seller.

(96) “Mall Property Management Agreement” means that certain Property Management Agreement dated October 31, 2002, between Mall Partnership, as owner, and Urban, as manager.

(97) “Mall Real Property” means that certain real property owned by Seller located in the City and County more particularly described as such in Exhibit ”B” attached hereto and incorporated herein by this reference.

(98) “Master Leases” means the Hyatt Hotel Lease and the Mall Ground Lease.

(99) “Master Leases Rent Roll” means, with respect to the Master Leases and the VTC Master Leases, the rent rolls attached hereto as Schedule B(99), each reflecting the name of each tenant thereunder, the square footage leased thereunder, the Rentals thereunder, the amounts of any and all Tenant Deposits, a Rentals payment schedule (including an aging schedule with respect thereto and including any and all concessions, abatements and/or adjustments), each as certified, executed and delivered pursuant to Section 8(b) hereof.

(100) “Material Adverse Effect” means, with respect to any Person, any event, change, condition or effect that is, or could be reasonably expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including Intellectual Property and other intangible assets), liabilities, business, operations, results of operations or prospects of such Person.

(101) “Northpark Village Square Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto and incorporated herein by this reference.

(102) “Notice Period” is defined in Section 20(h).

(103) “Official Records” means the Official Records of the County.

(104) “Opening of Escrow” means the date that Escrow Holder receives a fully executed original or originally executed counterparts of this Agreement from Seller and Buyers.

(105) “Organizational Documents” means, with respect to Seller and/or any Affiliated Entity, as applicable, such party’s articles of incorporation, by-laws, shareholder agreements, partnership agreements, joint venture agreements, management agreements, and/or other similar organizational documents (including the Contribution Agreement, the Hilton Joint Venture Agreement and the Mall Partnership Agreement).

(106) “Partnership Interests” means the Hilton Joint Venture Partnership Interests and Mall Partnership GP Interests.

(107) “Partnerships” means, collectively, Hilton Joint Venture and Mall Partnership.

(108) [Intentionally Omitted.]

(109) “Person” as used in this Agreement, whether or not capitalized, means any natural person, corporation, limited liability company, partnership, limited partnership, limited liability partnership, limited liability limited partnership, association, governmental agency or subdivision thereof, joint venture, trust or any other entity.

(110) “Personal Property” means all equipment, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character held and/or owned by Seller and/or VTC Hotel Company and attached to, appurtenant to, located in or used in connection with the operation of the Property including any and all food and beverage and other inventory items owned by Seller and/or VTC Hotel Company, except for that certain “Time Capsule” and “Quilt/Tapestry” that are located in the Mall.

(111) [Intentionally Omitted.]

(112) “Property” means, collectively, the Real Property, the Improvements, the Personal Property, all of Seller’s right, title and interest in and to the Intellectual Property, all of Seller’s right, title and interest in and to the Records and Plans, all of Seller’s right, title and interest in and to the Tenant Deposits, all of Seller’s and/or VTC Hotel Company’s right, title and interest in and to the Assumed Items, the Mall Promissory Note, the Partnership Interests and all of Seller’s and VTC Hotel Company’s respective right, title and interest in and to the Hyatt Cash Accounts, and all of Seller’s and Affiliates’ right, title and interest, if any, in and to the Hilton Accounts and the Mall Operating Accounts.

(113) “Property Associations” means Town Center West Property Association and Town Center Property Association.

(114) “Purchase Price” is defined in Section 2.

(115) “Real Property” means, collectively, the El Torito Real Property, the Entertainment Real Property, the Hamburger Hamlet Real Property, the Headquarters Real Property, the Hilton Real Property, the Hyatt Real Property, the Mall Real Property, the Northpark Village Square Real Property, the Red Lobster Real Property, the River Oaks Real Property, the Greens Real Property, the Trader Joes Real Property, the Welcome Center Real Property, and the Wendy’s Real Property. Each of the foregoing parcels of Real Property includes all right, title and interest of the Seller in and to all streets, alleys, easements and rights-of-way in, on, across, in front of, abutting or adjoining that parcel of Real Property and all rights of surface entry with respect thereto.

(116) “Records and Plans” means originals, or, to the extent originals are not available, true and complete copies, of (A) all business, accounting, financial and other books and records maintained by Seller in connection with the ownership and/or operation of the Property, the Affiliated Entity Property and/or the Affiliated Entities, including with respect thereto, any and all Organizational Documents, minute books and records, ledgers and records with respect to stock, partnership interests or other applicable equity interests, letters from accountants, budgets, property records, title policies, contract records, correspondence, files, books and other documents of Seller and/or each Affiliated Entity; (B) all preliminary, final and proposed building plans and specifications (including “as-built” drawings) respecting the Improvements or the improvements to the Affiliated Entity Real Property, and (C) all structural reviews, architectural drawings and all engineering, soils, seismic, geologic and architectural reports, studies, analyses and certificates and other documents pertaining to the Property and/or the Affiliated Entity Property which are within the possession of, under the control of or reasonably available to, Seller.

(117) “Red Lobster Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(118) “Rent Rolls” means, with respect to Tenant Leases and Affiliated Entity Leases, the rent rolls attached hereto as Schedule B(118), each reflecting with respect to such Tenant Leases and Affiliated Entity Leases, the name of each Tenant thereunder, the square footage leased thereunder, the amounts of any and all tenant deposits (including, any and all Tenant Deposits), the Rentals thereunder, a Rentals payment schedule (including an aging schedule with respect thereto and including any and all concessions, abatements and/or adjustments), each certified, executed and delivered pursuant to Section 8(b) hereof.

(119) “Rentals” is defined in Section 11(b).

(120) “Required Consents” is defined in Section 13(a)(ii).

(121) “River Oaks Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(122) “Schedule of Closing Adjustments” is defined in Section 11(a).

(123) “Seller Indemnified Parties” is defined in Section 20(e).

(124) “Seller’s Disclosure Schedule” is defined in Section 13.

(125) “Seller’s Tax Certificates” is defined in Section 7(e).

(126) “Service Contracts” means any and all services, consulting, maintenance, management, repair and/or leasing Contracts to which Seller and/or any of the Affiliated Entities is a party, and all warranties, guarantees and bonds in favor of Seller and/or the Affiliated Entities, in each case, with respect specifically to the Property or the Affiliated Entity Property, together with all supplements, amendments and modifications thereto, including the Hyatt Management Agreement, the Hilton Management Agreement, the Hilton License Agreement, the Mall Development Management Agreement, the Mall Leasing Agreement, VTC Master Lease Leasing Agreement, VTC Master Lease Management Agreement and the Mall Property Management Agreement.

(127) “Spectrum Club Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(128) “State” means the State of California.

(129) “Taxes” shall mean all federal, state, local or foreign income, gross receipts, windfall or excess profits, severance, property, production, sales, use, license, intangible, documentary, excise, franchise, employment, withholding or similar or any other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(130) “Tax Returns” shall mean all federal, state, local or foreign Tax returns, Tax reports, Tax filings and declarations of estimated Tax.

(131) “Tenant Deposits” means all security deposits, prepaid rentals, fees (including cleaning fees, if any) and other deposits paid by or on behalf of Tenants to Seller relative to the Real Property or the VTC Master Leased Real Property.

(132) “Tenant Leases” means all leases, licenses, subleases, rental agreements and/or occupancy agreements, and all amendments and/or supplements thereto, in each case, to which Seller is a party as a lessor or sub-lessor and that are relative to the Real Property or the VTC Master Leased Real Property (together with all rents, issues and profits thereunder).

(133) “Tenant Notification Letters” is defined in Section 7(g).

(134) “Tenants” means all Persons leasing, sub-leasing, renting or occupying space within the Real Property and/or the Affiliated Entity Real Property pursuant to agreements (including under the Tenant Leases and/or the Affiliated Entity Leases), other than lessees (but not sub-lessees) under the Master Leases and other than the lessee under the VTC Master Lease (but not sub-lessees).

(135) “The Greens Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(136) “Title Company” means North American Title Company or such other title company as may be designated by a Buyer and approved by Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

(137) “Title Policy” is defined in Section 9.

(138) “To the best of Seller’s knowledge” or other references herein to Seller’s knowledge mean the knowledge a party would be expected to have by reason of continued involvement with the Property and/or the Affiliated Entity Property, as applicable, as owner and managing agent of the Property (including as majority or sole equityholder of each of the Affiliated Entities), with the assurance that such knowledge is based upon the good faith, conscientious exercise of such party’s duties.

(139) “Trader Joes Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(140) “Unpaid Rentals” and “Unpaid Rentals Schedule” are each defined in Section 11(b).

(141) “Urban” means Urban Retail Properties Co., a Delaware corporation.

(142) “Urban Westfield” means Urban Shopping Centers, L.P., an Illinois limited partnership.

(143) “VTC Hotel Company” means VTC Hotel Company, a California corporation.

(144) “VTC Hotel Company Stock” means 100% of the issued and outstanding capital stock of VTC Hotel Company.

(145) “VTC Master Lease” means collectively, those certain leases dated as of December 1, 2000, as amended, between California State Teachers’ Retirement System, as lessor, and Seller, as lessee, for the lease of the retail and parking components of the VTC Master Leased Real Property, including all consents to any subleases, as follows:

(i) Valencia Town Center I Master Retail Lease (24300 Town Center Drive);

(ii) Valencia Town Center II Master Retail Lease (24303 Town Center Drive);

(iii) Valencia Town Center III Master Retail Lease T (24305 Town Center Drive);

(iv) Valencia Town Center III North Parking Structure Master Retail Lease.

(146) “VTC Master Lease Leasing Agreement” means that certain Agreement for Leasing of Entertainment Center dated October 31, 2002, between Seller and Urban, as leasing agent, as amended.

(147) “VTC Master Lease Management Agreement” means that certain Property Management Agreement dated October 31, 2002 between Seller and Urban, as manager, as amended.

(148) “VTC Master Leased Real Property” means that certain real property located in the City and the County more particularly described as such in Exhibit “B” attached hereto.

(149) “Welcome Center Lease” that certain lease dated January 27, 2004 between LNR Center, as landlord, and Seller, as tenant, for the lease of the Welcome Center Real Property.

(150) “Welcome Center Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(151) “Wells Fargo Deeds of Trust” means those certain Deeds of Trust, each dated November 22, 1994 recorded in the Official Records as Instruments 942261603, 942261604, and 942261605, as amended.

(152) “Wendy’s Real Property” means that certain real property located in the City and County more particularly described as such in Exhibit “B” attached hereto.

(153) Other Definitional Provisions:

(i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(ii) The terms defined in the singular shall have comparable meaning when used in the plural, and vice versa.

(iii) The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”.

(iv) The terms “dollars” and “$” shall mean United States Dollars.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyers hereby agree that the terms and conditions of this Agreement and the instructions to Escrow Holder with regard to the Escrow created pursuant hereto are as follows:

AGREEMENT:

1. Purchase and Sale. Seller agrees to sell, transfer, assign and convey to Buyers and/or one or more of Buyers’ designees who are Affiliates or subsidiaries of one or more Buyers, and Buyers agree to purchase from Seller, each Buyer’s respective portion of the Property, as designated in Schedule 4 and upon the terms and conditions set forth in this Agreement.

2. Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Property shall be Two Hundred Twenty-Eight Million and 00/100 Dollars ($228,000,000.00), as adjusted pursuant to the Closing Adjustments set forth in Section 11 hereof.

3. Payment of Purchase Price. The Purchase Price shall be payable as follows:

(a) Cash to Close. On or before the Closing Date, Buyers shall deposit into Escrow cash or Cash Equivalent which, in the aggregate, shall be equal to the Purchase Price (the “Cash to Close Payment”), which Cash to Close Payment shall be held in Escrow and applied and credited, together with any and all interest earned thereon and as adjusted pursuant to the Closing Adjustments set forth in Section 11 hereof (the “Adjusted Cash to Close Payment”), at the Closing Date by the Escrow Holder toward payment of the Purchase Price in accordance with the provisions of Section 5 hereof.

(b) Sale of any Property. In the event that the Seller shall consummate the sale of any Property to a third party on or prior to the Closing Date, Buyers shall receive an amount equal to the net proceeds of sale after deduction only for reasonable and customary Seller closing costs. In the event that Seller has entered into a binding commitment for sale of any Property pursuant to which closing is scheduled at any time after the Closing Date, the purchase agreement or other instrument evidencing such commitment, together with any other associated rights shall be assigned to a Buyer (designated by Buyers in their sole discretion) as part of the Assumed Items.

4. Condition of Interests to be Conveyed.

(a) Condition of Title; Grant Deed and Bill of Sale.

(i) At the Closing Date (i) fee simple title to the Real Property and Improvements shall be conveyed to Buyers and/or their respective designee(s) (in accordance with Schedule 4 hereof) by Seller by Grant Deed, and (ii) each of VTC Hotel Company’s and Seller’s interest in the Personal Property and the Records and Plans (other than any Organizational Documents with respect to which Seller’s interest is being conveyed separately pursuant to this Agreement) shall be conveyed to Buyers and/or their respective designee(s) (in accordance with Schedule 4 hereof) by Seller by Bill of Sale, in the case of clauses (i) and (ii) above, subject only to the following matters (collectively, the “Approved Title Conditions”): (a) real property Taxes and assessments not then delinquent; (b) matters affecting the condition of title to the Property created by or with the written consent of the applicable Buyer; (c) with respect to the Hilton Joint Venture Real Property, the Existing Financing; (d) the printed exceptions (other than those with respect to survey matters) listed in Schedule B of the Title Policy; (e) all the documents and instruments to be recorded in accordance with this Agreement; and (f) the mineral and water reservations set forth in the Grant Deeds.

(ii) Promptly following Closing, Buyers and Seller will negotiate and cooperate in good faith as to the form and substance of covenants, conditions and restrictions (“CCRs”) for the Green Real Property, Hamburger Hamlet Real Property, El Torito Real Property, Wendy’s Real Property, and Red Lobster Real Property. The form and substance of the CCRs shall be commercially reasonable and consistent with similar documents recorded by Seller in the Valencia project, and provide Seller with declarant’s rights under the CCRs. Under no circumstances shall the terms or existence of the CCRs (i) violate any Governmental Restrictions applicable to such Real Property or (ii) violate the terms of any lease of the applicable Real Property. Upon agreement by Buyers and Seller to the terms and conditions of the CCRs, Buyer and Seller shall cause such agreed upon CCRs to be recorded against the applicable Real Property and deemed an Approved Title Condition.

(iii) Seller shall not be required to cure any defects with respect to the Real Property or the Affiliated Entity Real Property; provided, however, that, notwithstanding the foregoing, (A) Seller, on behalf of itself and its Affiliates hereby releases Buyers, its designees and each of their respective successors and assigns, from any obligation to remove any Improvement existing as of the Closing Date from any property owned or held by or on behalf of Seller or any of its Affiliates or from any easement, right of way or other such interest owned or held by or on behalf of Seller or any of its Affiliates, and (B) Seller, upon request from any Buyer or designee thereof made within 180 days following the Closing Date, shall, and shall cause each of its Affiliates to, without further payment or other consideration, irrevocably grant to the owner of such encroaching Improvement such licenses, easements, rights of way and/or other rights as may be necessary and/or appropriate to fully permit such encroachments and to provide marketable title and insurable access with respect to the Real Property in question.

(b) Condition of Assigned Property. At the Closing Date (i) Seller’s interest in the Assumed Items (other than the Tenant Leases, the Hilton Joint Venture Agreement, the Mall Partnership Agreement, the Mall Partnership Deed of Trust, the Contribution Agreement, the Master Leases and the Hyatt Management Agreement) shall be assigned to Buyers and/or their respective designee(s) (in accordance with Schedule 4 hereof) by General Assignment, (ii) Seller’s interests under each of the Master Leases and the VTC Master Lease, and in the Tenant Leases and Tenant Deposits shall be conveyed to Buyers and/or their respective designee(s) (in accordance with Schedule 4 hereof) by Seller by Assignment of Leases, (iii) VTC Hotel Company’s interest under the Hyatt Management Agreement shall be conveyed to the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof) by Assignment of Management Agreement, (iv) VTC Hotel Company’s tenant interest under the Hyatt Hotel Lease shall be conveyed to the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof) by Assignment of Lease, and (v) Seller’s interest under the Mall Partnership Deed of Trust shall be conveyed to the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof) by Assignment and Assumption of Mall Partnership Deed of Trust, in the case of clauses (i) through (v) above, free and clear of all security interests, liens, pledges, assignments, Claims and other encumbrances other than Approved Title Conditions.

(c) Condition of Partnership Interests. At the Closing Date, the Partnership Interests shall be conveyed to VTC Holdings Buyer and Hotel Holdings Buyer and/or their respective designee(s) (in accordance with Schedule 4 hereof) by Seller by Assignment of Partnership Interest, free and clear of all security interests, liens, pledges, assignments, Claims and other encumbrances, as follows: (i) the Hilton Joint Venture Partnership Interests to Hotel Holdings Buyer and/or its designee(s) (in accordance with Schedule 4 hereof), and (ii) the Mall Partnership GP Interests to VTC Holdings Buyer and/or its designee(s) (in accordance with Schedule 4 hereof).

(d) Condition of Property and Affiliated Entity Property. Buyers agree that, except for the representations and warranties and covenants of Seller as set forth in this Agreement and the documents and instruments executed and delivered pursuant to this Agreement, Buyers will acquire the Property “AS IS”, with all latent and patent defects, subject to the Seller’s performance of its obligation under this Agreement.

(e) Condition of Mall Promissory Note. At the Closing Date, the Mall Promissory Note having an outstanding principal balance of $50,000,000 shall be endorsed by Seller over to VTC Holdings Buyer and/or its designee(s) (in accordance with Schedule 4 hereof), free and clear of all security interests, liens, pledges, assignments, Claims and other encumbrances.

(f) Assumption of Certain Liabilities. In addition to paying the Purchase Price as provided hereunder, each of the Buyers and/or their respective designee(s) (in accordance with Schedule 4 hereof) will assume at the Closing Date and pay, honor and discharge when due any and all liabilities and obligations of Seller arising out of or in connection with the Assumed Items, but only to the extent such liabilities and obligations accrue, are payable and/or otherwise arise after the Closing Date (collectively, the “Assumed Liabilities”).

(g) Liabilities Not Assumed. Except for payment of the Purchase Price and its assumption of the Assumed Liabilities, Buyers shall not be obligated to pay or perform or otherwise be responsible for any liabilities of Seller or any of the Seller’s Affiliates or the Affiliated Entities, their respective employees, partners, members, managers, directors, officers, representatives or agents whatsoever. Without limiting the generality of the foregoing, except for the Assumed Liabilities, it is hereby expressly acknowledged and agreed that none of the Buyers, nor any of their designees to which any Property is being conveyed hereunder, shall assume or succeed to any labor or other employment Contracts applicable to Seller, if any, and shall not pay, assume or have any obligation of any kind with respect thereto, or with respect to any employees or with respect to any of the following liabilities:

(i) any liabilities to any employee, partner, member, director, officer, representative and/or agent of Seller or any of its Affiliates (including any liabilities for severance or termination pay to former or current directors, shareholders, members, managers, officers, employees, representatives or agents);

(ii) any liabilities for any Taxes of Seller or any of its Affiliates or the Affiliated Entities, their respective employees, partners, members, managers, directors, officers, representatives or agents arising out of or incident to the negotiation and execution of this Agreement;

(iii) any obligation, covenant or other agreement of Seller set forth in this Agreement which is to survive Closing.

5. Escrow. Buyers and Seller shall promptly establish the Escrow for the consummation of the transactions contemplated by this Agreement by delivering a fully executed copy of this Agreement to Escrow Holder. Escrow Holder shall notify Buyers and Seller in writing of the date of the Opening of Escrow. Buyers and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to close the transactions contemplated hereby; provided, however, that any such additional or supplementary instructions shall not conflict with, amend or supersede any portions of this Agreement.

6. Conditions to the Closing.

(a) Conditions Precedent to Buyers’ Obligations. The Closing and Buyers’ obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions for Buyers’ benefit, not later than the Closing Date (unless otherwise provided), and the obligations of the parties with respect to such conditions are as follows:

(i) Existing Financing Statement. The Escrow Agent shall have received, with respect to each holder of Existing Financing, a statement setting forth the outstanding principal balance and accrued but unpaid interest with respect thereto (the “Existing Financing Statement”).

(ii) Representations, Warranties and Covenants of Seller. Seller shall have duly performed each and every covenant, agreement and/or obligation to be performed by Seller on or prior to the Closing Date hereunder in all material respects and Seller’s representations and warranties set forth herein shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and Buyers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Seller.

(iii) No Material Changes. At the Closing Date, there shall have been no material adverse changes in the physical or financial condition or prospects of the Property or the Affiliated Entity Property, or the assets, properties, operations, businesses and/or prospects of any of the Affiliated Entities, as determined in Buyers’ reasonable business judgment.

(iv) Seller’s Deliveries. Seller shall have delivered the items that it is required to deliver pursuant to Sections 7 and 8 and such other items relating to the Property and/or the Affiliated Entity Property as Buyers may reasonably require.

(v) Title Insurance. As of the Closing Date, the Title Company shall have issued or shall have committed to issue the Title Policy to Buyers.

(vi) Delivery of Schedule of Closing Adjustments. Seller shall have executed and delivered to the Escrow Holder the Schedule of Closing Adjustments duly executed and delivered by Buyers.

(vii) Hyatt Loan. Any and all amounts outstanding, if any, under the Hyatt Loan, if any, shall have been satisfied and evidence thereof delivered to Buyers.

(viii) Headquarters Lease. Seller shall have executed and delivered the Headquarters Lease.

(ix) Welcome Center Lease. Seller shall have executed and delivered the Welcome Center Lease.

The conditions set forth in this Section 6(a) are solely for the benefit of Buyers and may be waived only by Buyers. Buyers shall at all times have the right to waive any condition. Such waiver or waivers shall be in writing. Neither Seller nor Buyers shall act for the purpose of permitting or causing any condition to fail (except to the extent any Buyer, in its own discretion, exercises its right to disapprove any such items or matters). Buyers and their designees acknowledge and agree that the execution of this Agreement shall be deemed Buyer’s acknowledgement that the Closing conditions have been satisfied or waived by Buyers and their designees.

(b) Conditions Precedent to Seller’s Obligations. The Closing and Seller’s obligations with respect to the transaction contemplated by this Agreement are subject to:

(i) Representations, Warranties and Covenants of Buyers. Buyers shall have duly performed each and every covenant, agreement and/or obligation to be performed by Buyers on or prior to the Closing Date hereunder in all material respects and Buyers’ representations and warranties set forth herein shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and Seller shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Buyer.

(ii) Buyers’ Deliveries. Buyers shall have delivered the items that it is required to deliver pursuant to Sections 7 and 8 hereof.

(iii) Delivery of Cash to Close Payment. Buyers’ delivery to Escrow Holder on or before the Closing Date, for escrowing and adjustment pursuant to the Closing Adjustments as provided herein, of the Cash to Close Payment in accordance with Section 3 of this Agreement.

(iv) Headquarters Lease. LNR Headquarters shall have executed and delivered the Headquarters Lease.

(v) Welcome Center Lease. LNR Center shall have executed and delivered the Welcome Center Lease.

(vi) Delivery of Schedule of Closing Adjustments. Buyers shall have executed and delivered to the Escrow Holder the Schedule of Closing Adjustments duly executed and delivered by Seller.

The conditions set forth in this Section 6(b) are solely for the benefit of Seller and may be waived only by Sellers. Seller’s execution of this Agreement shall be deemed Seller’s acknowledgement that Closing conditions have been satisfied or waived.

(c) Failure of Conditions to Closing. In the event any of the conditions set forth in Section 6(a) or Section 6(b) are not timely satisfied or waived, for a reason other than the material default of Buyers or Seller under this Agreement:

(i) This Agreement, the Escrow and the rights and obligations of Buyers and Seller shall terminate, except as otherwise provided herein; provided, however, no such termination shall occur until Buyers or Seller, as applicable, has had the opportunity to waive the failed condition within two (2) Business Days after receipt of written notice from the other party;

(ii) Escrow Holder is hereby instructed to promptly return to Seller and Buyers all funds and documents deposited by them, respectively, into Escrow which are held by Escrow Holder on the date of said termination (in the case of the party otherwise entitled to such funds, however, less the amount of any cancellation charges required to be paid by such party under Section 6(d)).

(d) Cancellation Fees and Expenses. In the event this Escrow terminates because of the nonsatisfaction of any condition for a reason other than the material default of Buyers or Seller under this Agreement, the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyers and all other charges shall be borne by the party incurring same.

7. Deliveries to Escrow Holder. Seller and Buyers, as applicable, hereby covenant and agree to deliver or cause to be delivered to Escrow Holder on or prior to the Closing Date the following instruments and documents, the delivery of each of which shall be a condition to the Closing:

(a) Grant Deed. The Grant Deed or Grant Deeds, duly executed and acknowledged in recordable form by Seller, conveying the Real Property and Improvements to the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof) free and clear of all security interests, liens, pledges, assignments, Claims and other encumbrances subject only to the Approved Title Conditions.

(b) Bill of Sale. A bill of sale, or bills of sale with respect to each Real Property if requested by Buyer (in either case, the “Bill of Sale”), duly executed and acknowledged by Seller in favor of to the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof) assigning and conveying to such Buyer and/or designee(s) all of Seller’s right, title and interest in and to the Personal Property and the Records and Plans free and clear of all security interests, liens, pledges, assignments, Claims and other encumbrances subject only to the Approved Title Conditions. The Bill of Sale shall be in the form of, and upon the terms contained in, Exhibit “E” attached hereto. If any items of Personal Property are licensed or registered motor vehicles, Seller shall also deliver to the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof) assignments of title to all such vehicles together with the original certificates of title thereto.

(c) Assignment of Leases. An Assignment (or if requested by Buyer, Assignments) of Leases and Assumption Agreement (“Assignment of Leases”) duly executed and acknowledged by Seller and the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof) in recordable form, assigning to such Buyer and/or designee(s) all of Seller’s right, title and interest in and to all of the Tenant Leases and Tenant Deposits. The Assignment of Leases shall be in the form, and upon the terms contained in, Exhibit “F” attached hereto.

(d) General Assignment. An Assignment and Assumption Agreement with respect to each Real Property, in the form of and upon the terms contained in Exhibit “G” attached hereto, duly executed by Seller and the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof), assigning to such Buyer and/or designee(s), all of Seller’s right, title and interest in and to all the Assumed Items corresponding to such Real Property (other than the Tenant Leases, the Master Leases and the Hyatt Management Agreement) (all such Assignment and Assumption Agreements collectively, the “General Assignment”).

(e) Seller’s Tax Certificates. A Certificate of Non-Foreign Status and a California Withholding Exemption Certificate (collectively, “Seller’s Tax Certificates”), duly executed by Seller, in the form of Exhibits “H” and “H-1”, respectively attached hereto.

(f) Proof of Authority. Such proof of Seller’s and its general partner’s authority and authorization to enter into this Agreement and the transactions contemplated hereby and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by the Title Company and/or Buyers.

(g) [Intentionally omitted.]

(h) [Reserved.]

(i) Lien Affidavits. Any lien, possession or gap affidavits or mechanic’s lien indemnifications as may be reasonably requested by the Title Company in order to issue the Title

Policy; as of 11:00 A.M. (Pacific Time), or such other time as the parties may agree, on the Closing Date even though the Close of Escrow shall occur as of 8:00 A.M. (Pacific Time) on January 28, 2004, when the Grant Deed shall be recorded with the County.

(j) Assignment of Lease - Mall. An Assignment of Lease and Assumption Agreement (“Assignment of Lease - Mall”) duly executed and acknowledged by Seller and the VTC Holdings Buyer and/or its respective designees (as designated in Schedule 4 hereof) in recordable form, assigning to such Buyer and/or designee(s) all of Seller’s right, title and interest in and to the Mall Ground Lease. The Assignment of Lease - Mall shall be in the form, and upon the terms contained in, Exhibit “F” attached hereto.

(k) Assignment of Lease – Hyatt (Landlord). An Assignment of Lease and Assumption Agreement (“Assignment of Lease – Hyatt (Landlord)”) duly executed and acknowledged by Seller and the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof) in recordable form, assigning to such Buyer and/or designee(s) all of Seller’s right, title and interest in and to the Hyatt Hotel Lease. The Assignment of Lease – Hyatt (Landlord) shall be in the form, and upon the terms contained in, Exhibit “F” attached hereto.

(l) Assignment of Lease - VTC Master Lease. An Assignment of Lease and Assumption Agreement (“Assignment of Lease - VTC Master Lease”) duly executed and acknowledged by Seller and the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof) in recordable form, assigning to such Buyer and/or designee(s) all of Seller’s right, title and interest in and to the VTC Master Lease. The Assignment of Lease - VTC Master Lease shall be in the form, and upon the terms contained in Exhibit “F-1” attached hereto.

(m) Assignment of Partnership Interest Hilton. The Assignment of Partnership Interest with respect to the Hilton Joint Venture Partnership Interest, duly executed and delivered by each of Seller and the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof).

(n) Assignment of Partnership Interest Mall. The Assignment of Partnership Interest with respect to the Mall Partnership GP Interest, duly executed and delivered by each of Seller and the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof).

(o) Mall Promissory Note. The original Mall Promissory Note, endorsed by Seller to the order of the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof).

(p) Assignment of Lease – Hyatt (Tenant). An Assignment of Lease and Assumption Agreement (“Assignment of Lease – Hyatt (Tenant)”) duly executed and acknowledged by VTC Hotel Company and the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof) in recordable form, assigning to such Buyer and/or designee(s) all of VTC Hotel Company’s right, title and interest in and to the Hyatt Hotel Lease. The Assignment of Lease - Hyatt (Tenant) shall be in the form, and upon the terms contained in, Exhibit “F” attached hereto.

(q) Assignment of Management Agreement. The Assignment of Management Agreement shall be in the form, and upon the terms contained in, Exhibit “F-2 attached hereto.

(r) Certificates and Other Documentation. Certificate from a duly authorized and appointed officer of each Buyer and Seller in the respective forms attached as Exhibit “I” executed by such officer.

(s) Assignment of Hyatt Management Agreement. An Assignment and Assumption Agreement (“Assignment of Management Agreement”), duly executed and acknowledged by VTC Hotel Company and the applicable Buyer and/or its designee (in accordance with Schedule 4 hereof) assigning to such Buyer or designee all of VTC Hotel Company’s interest in and to the Hyatt Management Agreement. The Assignment of Management Agreement shall be in the form, and upon the terms contained in, Exhibit “F-3” attached hereto.

(t) Headquarters Lease. The Headquarters Lease, duly executed and delivered by each of LNR Headquarters and Seller.

(u) Welcome Center Lease. The Welcome Center Lease, duly executed and delivered by each of LNR Center and Seller.

(v) Assignment and Assumption of Mall Partnership Deed of Trust. An Assignment and Assumption of Mall Partnership Deed of Trust, duly executed and delivered by the applicable Buyer or designee thereof and Seller in substantially the form agreed upon by such parties.

(w) Assignment of County Indemnification Agreement. An Assignment of County Indemnification Agreement, duly executed and delivered by the applicable Buyer or designee thereof and Seller in substantially the form agreed upon by such parties.

(x) Assignment of Seller’s Rights Under Parking and Other REA’s. An Assignment of Seller’s Rights Under Parking and Other REA’s, duly executed and delivered by the applicable Buyer or designee thereof and Seller in substantially the form agreed upon by such parties.

(y) Assumption Agreement and Continuing Disclosure Certificate – Land Owner. An Assumption Agreement and Continuing Disclosure Certificate – Land Owner (with respect to CFD Reporting Obligation), duly executed and delivered by the applicable Buyer or designee thereof and Seller in substantially the form agreed upon by such parties.

8. Deliveries to Buyers Upon Closing Date. Seller hereby covenants and agrees to deliver to Buyers, on or prior to the Closing Date, possession of the Property (subject to the rights of Tenants, including Seller, under Leases, including the Headquarters Lease and Welcome Center Lease) and to deliver the following items to the recipient(s) designated below, the delivery of which shall also be a condition to the Closing:

(a) Leases. To Buyers, originals of all Tenant Leases, Master Leases and Affiliated Entity Leases or, to the extent the originals are unavailable, duplicate originals with a certificate executed by Seller warranting the authenticity of such duplicate original.

(b) Rent Rolls. To Buyers, the Rent Roll, the Master Leases Rent Roll, the Prepaid Rentals Schedule and the Unpaid Rentals Schedule, each updated as of the Closing Date, certified as to its accuracy and executed by Seller.

(c) VTC Master Lease. To Buyers, an original of the VTC Master Lease or, to the extent the original is unavailable, a duplicate original with a certificate executed by Seller warranting the authenticity of such duplicate original.

(d) Service Contracts. To Buyers, the list of Service Contracts, updated as of the Closing Date, and originals of all Service Contracts (including the Assumed Service Contracts) or, to the extent the originals are unavailable, duplicate originals with a certificate executed by Seller warranting the authenticity of such duplicate original.

(e) Existing Financing Documents. To Buyers, the list of Existing Financing Documents, updated as of the Closing Date, and originals of all Existing Financing Documents or, to the extent the originals are unavailable, duplicate originals with a certificate executed by Seller warranting the authenticity of such duplicate original.

(f) Records and Plans. To Buyers, all Records and Plans with respect to the Property and/or the Affiliated Entity Property.

(g) Keys. To Buyers, keys to all entrance doors to the Improvements (except the Headquarters Real Property and the Welcome Center Real Property) and keys to all Personal Property located on the Property, if any, and all personal property located on the Affiliated Entity Property, if any, which keys shall be properly tagged for identification.

(h) Personal Property. To Buyers, the Personal Property Schedule, updated as of the Closing Date, and possession of the Personal Property, if any, and of all Affiliated Entity Personal Property, if any.

(i) Licenses and Permits. To Buyers, possession of originals of all Licenses and Permits and Affiliated Entity Licenses and Permits or, to the extent the originals are unavailable, duplicates or copies of originals with a certificate executed by Seller warranting the authenticity of such duplicates or copies.

9. Title Insurance. At the Closing Date, Seller shall cause the Title Company to issue to the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof), upon payment of a normal premium by Seller, a CLTA Owner’s (or Leasehold with respect to the Buyer’s leasehold interest in the VTC Master Leased Real Property) Form Policy of Title Insurance with any title endorsements reasonably requested by Buyers (including non-imputation and change of partners, if available) showing fee title (or leasehold title with respect to the Buyer’s leasehold interest in the VTC Master Leased Real Property) to the Real Property vested in such Buyer and/or designee(s), leasehold interest in the VTC Master Leased Real Property vested in the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof), fee title to the Mall Partnership Real Property vested in the Mall Partnership, and fee title to the Hilton Joint Venture Real Property vested in Hilton Joint Venture, all subject only to the Approved Title Conditions (“Title Policy”). Buyers may, at their option, request an Extended Coverage ALTA Owner’s (or Leasehold with respect to the Buyer’s leasehold interest in the VTC Master Leased Real Property) Form Policy of Title Insurance with any title endorsements reasonably requested by Buyer (including non-imputation and change of partners, if available) showing fee title (or leasehold title with respect to Buyers’ leasehold interest in the VTC Master Leased Real Property) to the Property vested in the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof), fee title to the Mall Real Property vested in Mall Partnership and for title to the Hilton Joint Venture Real Property vested in the Hilton Joint Venture, as the case may be, subject only to the Approved Title Conditions (“ALTA Title Policy”) provided that, any additional premium in connection with the issuance of such ALTA Title Policy, any increase in the insured amount in excess of the Purchase Price and such endorsements shall be Buyers’ sole responsibility. The Title Policy shall be issued with liability in an amount equal to the Purchase Price. Buyers shall have the right to require the Title Company to obtain co-insurance or reinsurance (together with agreements in a form and content reasonably satisfactory to Buyers providing the applicable Buyer and/or its designee(s) with the right of “direct access” against the reinsurance) with respect to the Title Policy in such amount and with such title companies as Buyers determine in Buyers’ reasonable discretion. By executing this Agreement, Buyer hereby approves the Title Policy / ALTA Title Policy.

10. Costs and Expenses. Seller shall pay (a) the premium for the Title Policy, (b) all documentary transfer Taxes, (c) one-half (1/2) of all document recording charges, Escrow fees and costs, (d) Seller’s share of Closing Adjustments, and (e) all transfer, defeasance and/or assumption fees and costs incurred in connection with the assumption of and/or the taking subject to the Existing Financing by Buyers. Buyers shall collectively pay (a) any additional premium for the ALTA Title Policy including mortgagee’s title insurance, survey costs and endorsements, (b) one-half (1/2) of all document recording charges, Escrow fees and costs, and (c) Buyers’ collective share of Closing Adjustments. Buyers and Seller shall each pay all legal and professional fees and fees of other consultants incurred by Buyers and Seller, respectively. Seller and Buyers hereby agree that the Purchase Price and all portions thereof shall be allocated to the Property in the manner set forth on Schedule “10”. Buyers and Seller each shall report the purchase and sale of the Property for all Tax purposes in a manner consistent with such allocation in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), including filing all forms required under such Code. All other costs and expenses shall be allocated between Buyers and Seller in accordance with the customary practice of the County. Closing costs not specifically allocated in the preceding provisions of this Section 10 shall be allocated between the parties in accordance with the customary practices of the County.

11. Closing Adjustments. On or prior to the Closing Date, the Purchase Price shall be adjusted as follows (the “Closing Adjustments”):

(a) General. All Rentals, revenues, and other income, if any, from the Property, and Taxes, assessments, improvement bonds and other regular expenses, if any, affecting the Property shall be paid or shall be apportioned and prorated as of 11:59 P.M. on the day preceding the Closing Date by way of an adjustment to the Purchase Price in accordance with the provisions set forth below; provided, however, that no Closing Adjustment shall be made with respect to the Hyatt Real Property and/or the Hyatt Hotel and all costs, income and expense attributable to the Hyatt Hotel and/or the Hyatt Real Property shall be prorated and adjusted by the parties after the Closing Date as if the Hyatt Hotel Lease did not exist and Seller shall be entitled to all revenue earned and shall be responsible for all costs and expenses with respect to the Hyatt Hotel and the Hyatt Real Property for the night preceding the Closing Date and prorations for the Hyatt Hotel and the Hyatt Real Property shall be calculated as of check-out time on the Closing Date. For purposes of calculating prorations, Buyers and/or its designee(s), as applicable, shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing Date occurs, except as provided otherwise for the Hyatt Property. Any apportionments and prorations which are not expressly provided for below shall be made in accordance with customary practice in the County. Buyers and Seller shall jointly prepare and deliver to Escrow Holder, at least one day prior to the Closing Date, a schedule setting forth the agreed upon Closing Adjustments (the “Schedule of Closing Adjustments”); provided, however, Buyers and Seller shall prepare the Schedule of Closing Adjustments for Hilton Joint Venture, Mall Partnership and Hyatt Property as soon as reasonably practicable after the Close of Escrow and the parties shall cooperate with each other to obtain all necessary information from third parties to complete such prorations and adjustments. Closing Adjustments, as set forth in the Schedule of Closing Adjustments, shall be paid by Buyers to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyers (if the prorations result in a net credit to Buyers), by increasing or reducing the cash or Cash Equivalent to be delivered from the Escrow by Escrow Holder to Seller or Buyers, as applicable, at the Closing Date. Any Closing Adjustments not determined or not agreed upon as of the Closing Date shall be paid by Buyers to Seller, or by Seller to Buyers, as the case may be, in cash or Cash Equivalent as soon as practicable following the Closing Date.

(b) Unpaid Rentals. The term “Rentals“ means fixed monthly rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, operating cost pass-throughs and other similar sums and charges payable by Tenants under the Tenant Leases or Affiliated Entity Leases or by the lessees under the Master Leases or the VTC Master Lease. The term “Unpaid Rentals” means such Rentals with respect to which payment thereof has not been made or deemed made as of the Closing Date (including all such Rentals that have been deferred and/or forborne), whether due or not yet due as of the Closing Date and whether attributable to periods prior to, on or after the Closing Date, as such are set forth in Schedule “11(b)” hereof (the “Unpaid Rentals Schedule”). On and after the Closing Date, each of the applicable Buyers and/or their respective designee(s), as applicable, shall have, as between them and Seller, the exclusive right to collect any and all Unpaid Rentals, and shall exercise reasonable and good faith efforts to do so (to the extent then due or as and when they become due) with respect to Unpaid Rentals attributable to periods prior to the Closing Date under the Mall Ground Lease and the Tenant Leases (but in no event the Hyatt Hotel Lease, the VTC Master Lease or the Affiliated Entity Leases) as determined in such Buyers’ and/or designees’ prudent and good faith business judgment; provided, however, that in no event will the preceding obligation to exercise reasonable and good faith efforts be interpreted to imply any obligation on the part of Buyers and/or their respective designees to initiate or otherwise pursue any Litigation to collect any such Unpaid Rentals. On and after the Closing Date, Seller shall not take any action against any party that then owes or will owe Unpaid Rentals without the consent of Buyers, which consent shall not be unreasonably withheld, conditioned or delayed with respect to Unpaid Rentals then due and attributable to periods prior to the Closing Date under the Mall Ground Lease or any Tenant Lease (but in no event the Hyatt Hotel Lease, the VTC Master Lease or the Affiliated Entity Leases) to the extent such has expired or been terminated. Notwithstanding the foregoing, Seller shall be entitled to enforce any settlement agreement that Seller has entered into with any former Tenant under any cancelled or terminated Tenant Lease, without obtaining any Buyer’s consent. Unpaid Rentals attributable to periods prior to the Closing Date under the Mall Ground Lease or any Tenant Lease (but in no event the Hyatt Hotel Lease, the VTC Master Lease or the Affiliated Entity Leases) and collected on or after the Closing Date by a Buyer and/or its designee(s), net of the costs of collection (including reasonable attorneys’ fees), shall be applied first against any and all amounts then due thereunder to such Buyer or designee(s) (i.e., attributable to periods on or after the Closing Date) and thereafter to amounts then due thereunder to Seller (i.e., attributable to periods prior to the Closing Date) and only to the extent that the tenant owing such Unpaid Rentals is current in its Rental obligations thereunder.

(c) Prepaid Rentals. A Closing Adjustment shall be issued to Buyer in the form of a credit to the payment of the Purchase Price to the extent of any and all Rentals paid or deemed paid as of the Closing Date (whether due or not yet due) attributable to periods on or after the Closing Date, as such are set forth in Schedule “11(c)” hereof (the “Prepaid Rentals Schedule”), except for Rentals attributable to periods on or after the Closing Date that are paid or deemed paid as of the Closing Date by or on behalf of Seller (whether due or not yet due) as the tenant under the VTC Master Lease, with respect to which a credit to the payment of the Purchase Price shall be issued to Seller to the extent of such paid or deemed paid Rentals.

(d) Certain Exceptions Regarding Rentals. Notwithstanding anything set forth in this Agreement to the contrary, (i) as between Seller and Buyers, Seller shall be entitled to any and all Rentals under the Hyatt Hotel Lease that have been paid or deemed paid as of the Closing Date and that are attributable to periods prior to the Closing Date (whether due or not yet due) and no

Closing Adjustment shall be made with respect thereto, and Buyers shall be entitled to any and all Rentals under the Hyatt Hotel Lease that remain unpaid as of the Closing Date, (whether due or not yet due and whether attributable to periods prior to, on or after the Closing Date), including any and all Unpaid Rentals thereunder, but no Closing Adjustment shall be made with respect thereto, (ii) there shall be no Closing Adjustment made with respect to any Rentals under the Affiliated Entity Leases (whether due or not yet due, paid or unpaid and whether attributable to periods prior to, on or after the Closing Date), (iii) there shall be a Closing Adjustment issued to Buyers in the form of a credit to the payment of the Purchase Price to the extent of any Rentals that, as of the Closing Date, are unpaid or deemed unpaid (whether or not yet due) by or on behalf of Seller as the tenant under the VTC Master Lease and that are attributable to periods prior to the Closing Date, and (iv) there shall be no Closing Adjustment with respect to any Rentals that are unpaid or deemed unpaid as of the Closing Date and that are attributable to periods on or after the Closing Date or for any Rentals that are paid or deemed paid as of the Closing Date and that are attributable to periods prior to the Closing Date (in each case, whether or not yet due).

(e) Taxes and Assessments. All non-delinquent real estate Taxes and assessments on the Property (but not the Affiliated Entity Property) shall be prorated based on the actual current Tax bill, but if such Tax bill has not yet been received by Seller by the date of submission of the Schedule of Closing Adjustments, then current year’s Taxes and assessments on the Property (but not the Affiliated Entity Property) shall be deemed to be one hundred two percent (102%) of the amount of the previous year’s Tax bill. If, after the Closing Date, any supplemental real estate Taxes or other assessments are assessed against the Property (but not the Affiliated Entity Property) pursuant to Chapter 3.5 of Part 0.5 of Division 1 of the California Revenue and Taxation Code (Section 75 through 75.80, inclusive) by reason of any event (other than that certain merger of NWHL Acquisition L.P., a California limited partnership, with and into Seller) occurring prior to the Closing Date, Buyers and Seller shall, subject to Section 11(n), re-prorate the real estate Taxes following the Closing Date. Any and all delinquent Taxes and assessments on the Property (but not the Affiliated Entity Property) shall be paid at the Closing Date from funds otherwise accruing to Seller. All assessments against the Property (but not the Affiliated Entity Property, including any and all liens arising from any C.F.D. Designations and all property owners’ association and merchant association fees, dues, and assessments shall be prorated as of 11:59 p.m. on the day preceding the Closing Date.

(f) Operating Expenses. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, Taxes other than real estate Taxes such as rental Taxes, other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business or the management and operation of the Property, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Closing Date that are not passed on to Tenants or other parties and Buyers shall pay all such expenses accruing on the Closing Date and thereafter that are not passed on to Tenants or other parties. Seller and Buyers shall obtain billings and meter readings as of the Closing Date to aid in such prorations.

(g) Commissions. Seller shall pay in full all leasing commissions with respect to the Tenant Leases or cause the applicable Affiliated Entity to pay commissions with respect to the Affiliated Entity Leases entered into as of or prior to the Closing Date without contribution or proration from any Buyer or designee thereof (except that the applicable Buyer or its designee(s) shall pay for those commissions in connection with an option under an existing Tenant Lease or the Affiliated Entity Lease subsequently exercised by Tenant after the Closing Date).

(h) Tenant Deposits. Buyers shall be credited with an amount equal to all Tenant Deposits (and any interest, if any, due thereon) being held by or on behalf of Seller with respect to the Tenant Leases (but not the Affiliated Entity Leases).

(i) Capital Expenditures/Tenant Improvements/Expansions. No Closing Adjustment shall be made and Seller shall be solely responsible for all capital and other expenditures incurred or required to be incurred (including for labor and materials) in connection with the completion of all work described in the Mall Development Management Agreement as set forth in Section 16 of this Agreement.

(j) Assumed Items. Amounts payable under any and all Assumed Items (other than the Existing Financing Documents) shall be prorated on an accrual basis. Seller shall pay all amounts due thereunder which accrue prior to the Closing Date and the applicable Buyer or its designee(s) shall pay all amounts accruing thereunder on the Closing Date and thereafter except to the extent that obligations accruing after Closing are Seller obligations pursuant to this Agreement. All amounts due under any and all Service Contracts (other than Assumed Service Contracts) shall be paid at Closing from funds that would otherwise be deliverable to Seller.

(k) Existing Financing. Buyers shall receive a credit against the Purchase Price in an amount equal to 75% of all outstanding principal and all accrued but unpaid interest as of the Closing Date, as designated in the Existing Financing Statement, under the Existing Financing.

(l) Spectrum Proceeds. Seller received net sales proceeds in the amount of $11,176,021.50 (“Spectrum Net Proceeds”) from the sale of Spectrum Club Real Property on January 9, 2004. At the Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the Spectrum Net Proceeds.

(m) C.F.D. Liabilities. Buyers shall receive a credit against the Purchase Price to the extent of the current net outstanding principal balance (which shall take into account any reserve funds that may be used to make debt service payments) and any and all accrued but unpaid interest under any Indebtedness existing as of the Closing Date pursuant to any C.F.D. Designation issued as of prior to the Closing Date with respect to the Mall Partnership Real Property and/or the Mall Real Property.

(n) Reproration. Within six (6) months following the year-end adjustments with Tenants (or other applicable period) under Tenant Leases or Affiliated Entity Leases for operating costs and receipt of final Tax and other bills, the applicable Buyer or its designee(s) shall prepare and present to Seller a calculation of the reproration of such operating costs, Taxes, percentage rent, and other items of income and expense, based upon the actual amount of such items charged to or received by the parties to such Tenant Leases or Affiliated Entity Leases for the year or other applicable fiscal period. Such Buyer (or designee) and Seller shall make the appropriate adjusting payment between them within 30 days after presentment to Seller of such Buyer’s calculation and Seller’s approval thereof which shall not be unreasonably withheld, conditioned or delayed. Seller may inspect the applicable Buyer and/or its designee’s books and records related to the Property to confirm the calculation. If Seller disagrees with any Buyer’s calculation, Seller shall specify its reasons for disagreement and pay any adjustments for which there is no disagreement, and, as to any adjustments with respect to which the parties disagree, the parties shall, prior to submitting such dispute to the applicable jurisdictional body, exercise their best efforts to negotiate in good faith and promptly resolve such disagreement during a period not exceeding thirty (30) days. Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment.

12. Disbursements and Other Actions by Escrow Holder. At the Closing Date, Escrow Holder shall promptly undertake all of the following in the manner herein below indicated:

(a) Closing Adjustments. Effectuate the Closing Adjustments agreed upon by the parties hereto, as memorialized in the Schedule of Closing Adjustments.

(b) Funds. Disburse all funds deposited with Escrow Holder by Buyers in payment of the Purchase Price as follows:

(i) Deduct all items chargeable to the account of Seller pursuant to Section 10.

(ii) If, as the result of the Closing Adjustments, amounts are to be charged to the account of Seller pursuant to Section 11, deduct the total amount of such charges.

(iii) Disburse the Adjusted Cash to Close Payment to or for the benefit and account of Seller promptly upon the Closing Date.

(iv) Disburse the remaining balance, if any of the Cash to Close Payment to Buyers promptly upon the Closing Date.

(c) Recording. At the Close of Escrow, Escrow Holder shall cause the Grant Deeds (with documentary transfer Tax information to be affixed after recording), the Assignment of Lease - Mall, the Assignment of Lease - VTC Master Lease, and any other documents which the parties hereto may mutually direct to be recorded in the Official Records, in the order directed by the parties, and obtain conformed copies thereof for distribution to Buyers and Seller.

(d) Title Policy. Direct the Title Company to issue the Title Policy to the applicable Buyers and/or their respective designees.

(e) Disbursement of Documents to Buyers. Disburse to Buyers the fully executed original of the Bill of Sale, counterparts of the Assignments of Leases, counterparts of the Assignment of Lease - Mall, counterparts of the Assignment of Lease - Hyatt (Landlord), Assignment of Lease - Hyatt (Tenant), counterparts of the Assignment of Lease - VTC Master Lease, counterparts of the Assignments of Management Agreement, counterparts of the General Assignment, counterparts of the Assignments of the Partnership Interests, the original endorsed Mall Promissory Note, counterparts of the Headquarters Lease and Welcome Center Lease, the Seller’s Tax Certificates, Buyers’ preliminary change of ownership statements, and any other documents (or copies thereof) deposited into Escrow by Seller and/or Buyers pursuant hereto.

(f) Disbursement of Documents to Seller. Disburse to Seller counterparts of the Assignments of Leases, counterparts of the Assignment of Lease - Mall and the Assignment of Lease - Hyatt (Landlord), Assignment of Lease - Hyatt (Tenant), counterparts of the Assignment of Lease - VTC Master Lease, counterparts of the Assignments of Management Agreement, counterparts of the Assignments of the Partnership Interests, counterparts of the General Assignments and counterparts of the Headquarters Lease and Welcome Center Lease and any other documents (or copies thereof) deposited into Escrow by Seller and/or Buyer pursuant hereto.

13. Seller’s Representations and Warranties. In addition to any express covenants and agreements of Seller contained herein, except as disclosed in the document of even date herewith executed and delivered by Seller to Buyers concurrently with the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Seller’s Disclosure Schedule”), Seller hereby represents and warrants to Buyers, as of the date hereof and as of the Closing Date (unless otherwise expressly indicated), as follows:

(a) Representations Regarding Seller’s Authority.

(i) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State. Seller was reorganized by the filing of a Certificate of Limited Partnership with the Secretary of State of the State on August 21, 1984 under document number 198423400102. Seller has the partnership power and authority to own and/or lease its assets and properties and to carry on its business as it is being conducted on the date hereof and on the Closing Date. Seller is duly qualified and/or licensed to do business and is in good standing in each jurisdiction where the Property or Affiliated Entity Property is located and requires such qualification. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

(ii) All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller, the Affiliated Entities and their respective equityholders in connection with entering into this Agreement, the instruments referenced herein, and the consummation of the transactions contemplated hereby. Except for the consent of the holder of the Existing Financing, no consent, approval or waiver of, or filing with, those Authorities and other Persons whose consent, approval or waiver or filing shall be required for or in connection with the consummation of the transactions contemplated under this Agreement or, as a result thereof, is required under any Contract (including any Service Contract and/or the respective Organizational Documents of Seller and the Affiliated Entities) of Seller or any of the Affiliated Entities or under any Governmental Regulation or otherwise (including any and all consents of and notices to any partner, shareholder, creditor, investor, lender, judicial or administrative body, Authority or other party) (each a “Required Consent”) except for those Required Consents which have been obtained as of the Closing Date.

(iii) This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

(iv) Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions contemplated herein, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a material default under, any bond, note, or other evidence of Indebtedness (including the Existing Financing Documents) or any Contract (including any and all Service Contracts), indenture, mortgage, deed of trust, loan agreement, partnership agreement, shareholder agreement, lease, management agreement or other agreement or instrument to which Seller, any Affiliated Entity and/or any of their respective equityholders is a party or affecting the Property or the Affiliated Entity Property.

(b) Warranties and Representations Pertaining to Real Estate, Personal Property and Legal Matters.

(i) Other than as set forth in Section 13(b)(i) of the Seller’s Disclosure Schedule (the “Litigation List”), there is no Litigation pending by or before any Authority, arbitrator, mediator, agency, court, tribunal or other jurisdictional body, foreign or domestic or, to the knowledge of Seller, threatened (directly or indirectly) against or relating to (i) any one or more of the Affiliated Entities (including the business and operations thereof and/or any of the ownership interests therein (including, the Partnership Interests and the VTC Hotel Company Stock)), (ii) the Property and/or the Affiliated Entity Property (including, in each case, any portion thereof), (iii) the Assumed Items, (iv) the Assumed Liabilities, and/or (v) the Existing Financing.

(ii) There is no reassessment, reclassification, rezoning or other statute, Governmental Regulation, judicial or administrative decision, proceeding, Litigation, ordinance or regulation (including amendments and modifications of any of the foregoing) pending or, to the knowledge of Seller, proposed to be imposed by the Authorities or any public or private utility having jurisdiction over the Property or the Affiliated Entity Property which would materially adversely affect, or that would enjoin or otherwise prohibit, the consummation of the transactions contemplated hereby or the acquisition, development, sale, use or operation of any of the Property or the Affiliated Entity Property.

(iii) The Licenses and Permits (in the case of Seller and the Property) and the Affiliated Entity Licenses and Permits (in the cases of the Partnerships or VTC Hotel Company and the Affiliated Entity Property) constitute all of the licenses, approvals, permits and certificates from the Authorities or private parties necessary for the construction, development or rehabilitation of the Improvements and the improvements on the Affiliated Entity Real Property, and for the use and operation of the Property and the Affiliated Entity Property as it is currently being used and operated, are current and up to date in all material respects, in good standing and in effect, and are currently possessed by Seller and/or the Affiliated Entities, as applicable, and the Improvements and Real Property, and the Affiliated Entity Real Property and improvements thereon, have all been constructed, completed and modified materially in accordance with (A) all such approvals, licenses, permits and certificates, and (B) all Governmental Regulations.

(iv) Except as set forth in those certain Executive Summary and Opinions of Probable Costs, prepared for Samuels & Steel, LLP with respect to site visits conducted at certain of the Real Property during July and August, 2003, (copies of which are attached under Section 13(b)(iv) of the Seller’s Disclosure Schedule) (collectively, the “PCA Reports”), to the best of Sellers knowledge, there are no material physical or mechanical defects in the condition of the Property or the Affiliated Entity Property, including all exterior walls and structural components of the Improvements and the improvements on the Affiliated Entity Property and the heating, air conditioning, plumbing, ventilating, elevator, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances located on the Property or in the Improvements or on the Affiliated Entity Property or the improvements thereon, reasonable wear and tear excepted. All Personal Property and all Affiliated Entity Personal Property is, in all material respects, in good operating condition and fit for operation in the usual course of business, ordinary wear and tear excepted, and all such Personal Property and Affiliated Entity Personal Property is located on the Real Property or the Affiliated Entity Real Property, respectively, constitutes all of the personal property that is necessary for the operation of the Property and the Affiliated Entity Property in accordance with Seller’s and the Affiliated Entity’s customary practices.

(v) The Affiliated Entities have good and marketable title to all of the Affiliated Entity Property, free and clear of any and all security interests, liens, pledges, assignments, Claims and other encumbrances, other than Approved Title Conditions. Seller has, and upon the Closing Date will deliver to the applicable Buyers and/or their respective designee(s) (as provided in Schedule 4 hereof), good and marketable title to all of the Property, subject only to the Approved Title Conditions. Neither Seller nor any of the Affiliated Entities has entered into, and none of them contemplate entering into, any other Contracts (written or oral) with respect to the sale or optioning of the Property or the Affiliated Entity Property, nor do there exist any rights or options of any kind with respect to any such transactions.

(vi) Except as set forth in the environmental reports list in Section 13(b)(vi) of Seller’s Disclosure Schedule, Seller, Mall Partnership, Hilton Joint Venture and VTC Hotel Company (i) are in compliance in all material respects with applicable Environmental Laws; (ii) have not received any written notices from any Authority alleging the violation of any applicable Environmental Law or, to the knowledge of Seller, any oral notice thereof; (iii) are not the subject of any pending court order, administrative order or decree arising under any Environmental Law; (iv) have not generated, used, emitted, discharged or disposed of or caused or permitted to be generated, used, emitted, discharged or disposed of any Hazardous Substance except as permitted under and in accordance with applicable Environmental Laws; and (v) to the knowledge of Seller, own or lease no real property on or under which any Hazardous Substance was generated, used, emitted, discharged or disposed of (including the Headquarters Real Property) or to which any Hazardous Substance is migrating. There has been no production, disposal or storage on the Property or the Affiliated Entity Property of any Hazardous Substance by Seller, any of the Affiliated Entities or any previous owner, or any other activity including seepage or leakage of any Hazardous Substance which could have toxic results or result in environmental liabilities or Claims, and there is no Litigation by any Authority pending or to the knowledge of Seller threatened with respect thereto.

(c) Representations Pertaining to Assumed Items, Affiliated Entity Leases, Contracts and Documents.

(i) There are no leases, subleases, occupancies or tenancies in effect pertaining to the Property or the Affiliated Entity Property, except the Tenant Leases and Affiliated Entity Leases shown on the Rent Roll, the VTC Master Lease and the Master Leases shown on the Master Leases Rent Roll, and Seller has no knowledge of any oral agreements with anyone, including Tenants under the Tenant Leases or Affiliated Entity Leases, with respect to the occupancy of Property or the Affiliated Entity Property or any portion thereof, except as may be shown by the Rent Roll. The Rent Roll, the Master Leases Rent Roll, the Prepaid Rentals Schedule and the Unpaid Rentals Schedule, as delivered to Buyers, are true, correct and complete in all respects.

(ii) Other than hotel Service Contracts, there are no service or maintenance Contracts, warranties, guarantees or bonds (whether oral or written) which affect or will affect or which are or will be obligations of the Buyers, the Property, the Affiliated Entity Property, or any portion thereof, other than the Service Contracts disclosed on the list of Service Contracts delivered to Buyers pursuant to this Agreement. Except for the Hyatt Management Agreement, the Hyatt Management Agreement, the Hilton Management Agreement, the Hilton License Agreement, the Mall Development Management

Agreement, the Mall Leasing Agreement, VTC Master Lease Leasing Agreement, VTC Master Lease Management Agreement and the Mall Property Management Agreement, all of the Service Contracts (including the Assumed Service Contracts) may be terminated without penalty or other payment by the applicable Buyer or its designee(s) (as set forth in Schedule 4 hereof) on thirty (30) days or less notice.

(iii) There is no current material default or material breach (and neither Seller nor any Affiliated Entities have received any notice with respect to any such material default or material breach), and to Seller’s knowledge there is no event or series of events which could reasonably be expected to give rise to any material default or material breach, in each case, under the terms and provisions of any of the Organizational Documents of Seller or any Affiliated Entity, any Assumed Items, the Mall Promissory Note, the Existing Financing, or any Service Contracts (including, in each case, the payment of sums due thereunder), and the Service Contracts have not been, and will not be, amended or modified except as indicated herein.

(iv) No acceleration events have occurred relative to the Existing Financing Documents and/or the Mall Promissory Note and Seller has received no notice regarding the occurrence of a default or an acceleration event thereunder. Seller has furnished to Buyers true, correct and complete copies of every instrument or document executed in connection with the Mall Promissory Note, the Organizational Documents of Seller and each Affiliated Entity and the Assumed Items.

(v) The Tenant Leases and the Affiliated Entity Leases have been duly authorized and executed by the landlord and, to the best of Seller’s knowledge, by the Tenant thereunder, and are in full force and effect strictly according to the terms set forth therein. There are no uncured defaults on the part of Seller or the applicable Affiliated Entity, as landlord, and, to Seller’s knowledge, there are no uncured defaults by a Tenant under any Tenant Lease or any Affiliated Entity Lease except as set forth in the Unpaid Rentals Schedule. All of the landlord’s obligations under the Tenant Leases or the Affiliated Entity Leases, as applicable, which accrue prior to the Closing Date have been performed in all material respects. The Master Leases and, to Seller’s knowledge, the VTC Master Lease have been duly authorized and executed by the respective landlords thereof. The Master Leases and the VTC Master Lease have been duly authorized by the lessees thereunder, and are in full force and effect strictly according to the terms set forth therein. There are no uncured material defaults on the part of Seller, as lessor, and there are no uncured material defaults by any lessee under any Master Lease. To the knowledge of Seller, there are no uncured defaults on the part of the lessor under the VTC Master Lease, and there are no uncured defaults by Seller under the VTC Master Lease. All of the applicable lessor’s obligations under the Master Leases or the lessee’s obligations under the VTC Master Lease which accrue prior to the Closing Date have been performed in all material respects.

(vi) No leasing or brokerage fees or commissions of any nature whatsoever shall be or become due or owing to any Person, firm, corporation or entity whomsoever after the Closing Date with respect to the Tenant Leases, the Affiliated Entity Leases, the VTC Master Lease or any of the Master Leases, except to the extent Seller has agreed to pay such commission or brokerage fees pursuant to Section 16(a) of this Agreement.

(d) Representations and Warranties Regarding the Partnership Interests, the Mall Promissory Note, and the VTC Hotel Company Stock.

(i) Mall Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State. Mall Partnership was formed by the filing of a Certificate of Limited Partnership with the Secretary of State of the State on September 17, 1991 under document number 91-1532518. Mall Partnership has the partnership power and authority to own and/or lease its assets and properties and to carry on its business as it is being conducted on the date hereof and on the Closing Date, and is duly qualified and/or licensed to do business and is in good standing in each jurisdiction where the ownership and/or operation of its properties and/or assets and/or the conduct of its business requires such qualification.

(ii) Hilton Joint Venture is a general partnership duly organized, validly existing and in good standing under the laws of the State. Hilton Joint Venture has the partnership power and authority to own and/or lease its assets and properties and to carry on its business as it is being conducted on the date hereof and on the Closing Date, and is duly qualified and/or licensed to do business and is in good standing in each jurisdiction where the ownership and/or operation of its properties and/or assets and/or the conduct of its business requires such qualification.

(iii) VTC Hotel Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State. VTC Hotel Company was formed by the filing of Articles of Incorporation with the Secretary of the State on December 30, 1996 under document number C1796053. VTC Hotel Company has the corporate power and authority to own and/or lease its assets and properties and to carry on its business as it is being conducted on the date hereof and on the Closing Date, and is duly qualified and/or licensed to do business and is in good standing in each jurisdiction where the ownership and/or operation of its properties and/or assets and/or the conduct of its business requires such qualification.

(iv) The Mall Partnership GP Interest constitutes 75% of the outstanding partnership interests in Mall Partnership and Seller is the sole general partner and the sole managing partner of Mall Partnership. The sole limited partner of Mall Partnership and the sole owner of the remaining 25% of the outstanding partnership interests in Mall Partnership is Urban Westfield. Except as set forth in the Mall Partnership Agreement, no options, calls, puts, warrants, debentures, or other convertible or derivative securities or interests have been issued with respect to the partnership interests in the Mall Partnership and the aforereferenced partnership interests constitute all of the outstanding securities of the Mall Partnership. The Mall Partnership GP Interest is free and clear of all security interests, liens, pledges, assignments, Claims and other encumbrances. All partnership interests in the Mall Partnership (including the Mall Partnership GP Interest) have been validly issued, fully paid and non-assessable and are not subject to any to any rights of first offer, preemptive rights, rights of first refusal, calls, puts, drag along, take along or tag along rights, registration rights, or other similar rights or interests, except as set forth in the Mall Partnership Agreement.

(v) The Hilton Joint Venture Partnership Interests constitute 75% of the outstanding partnership interests in Hilton Joint Venture and Seller is the sole general partner and the sole managing partner (and the “Managing Venturer” under the Hilton Joint Venture Agreement) of Hilton Joint Venture. The sole limited partner of Hilton Joint Venture and the sole owner of the remaining 25% of the outstanding partnership interests in Hilton Joint Venture is Hilton Inns, Inc., a Delaware corporation. Except as set forth in the Hilton Joint Venture Agreement, no options, calls, puts, warrants, debentures, or other convertible or derivative securities or interests have been issued with respect to the partnership interests in the Mall Partnership and the aforereferenced partnership interests constitute all of the outstanding securities of the Mall Partnership. The Hilton Joint Venture Partnership Interests are free and clear of all security interests, liens, pledges, assignments, Claims and other encumbrances. All partnership interests in the Hilton Joint Venture (including the Hilton Joint Venture Partnership Interests) have been validly issued, fully paid and non-assessable and are not subject to any rights of first offer, preemptive rights, rights of first refusal, calls, puts, drag along, take along or tag along rights, registration rights, or other similar rights or interests, except as set forth in the Hilton Joint Venture Agreement.

(vi) The VTC Hotel Company Stock constitutes 100% of the outstanding capital stock in VTC Hotel Company and Seller is the sole shareholder of VTC Hotel Company and the sole owner and holder of any equity interests of any kind in VTC Hotel Company. No options, calls, puts, warrants, debentures, or other convertible or derivative securities or interests have been issued with respect to the VTC Hotel Company Stock. The VTC Hotel Company Stock is free and clear of all security interests, liens, pledges, assignments, Claims and other encumbrances. All shares of capital stock in the VTC Hotel Company (including the VTC Hotel Company Stock) have been validly issued, fully paid and non-assessable and are not subject to any rights of first offer, preemptive rights, rights of first refusal, calls, puts, drag along, take along or tag along rights, registration rights, or other similar rights or interests. As of the Closing Date, VTC Hotel Company’s only asset shall be any right, title or interest that it may have in the Hyatt Cash Accounts and, immediately following the assignment of the Hyatt Cash Accounts contemplated by Section 16 hereof, VTC Hotel Company shall have no assets or liabilities of any kind.

(vii) Neither Mall Partnership, Hilton Joint Venture, nor VTC Hotel Company have any subsidiaries of any kind and the Hilton Joint Venture Agreement, Mall Partnership Agreement and VTC Hotel Company Organizational Documents, as such have been delivered by Seller to Buyers prior to the Closing Date, accurately set forth all equity and debt securities and other such interests, including stock, debentures, rights, options, warrants or other rights exercisable thereinto (collectively, “Interests”) owned and/or held by or on behalf of Mall Partnership, Hilton Joint Venture and/or VTC Hotel Company in or with respect to any Person. Neither Mall Partnership, Hilton Joint Venture, nor VTC Hotel Company directly or indirectly own and/or hold any Interest in any Person.

(viii) Schedule B(69) accurately sets forth the balance of the Hyatt Cash Accounts as of the Closing Date.

(ix) Schedule B(90) accurately sets forth the balance of the Mall Operating Account as of the Closing Date.

(x) Schedule B(61) accurately sets forth the balance of the Hilton Accounts as of the Closing Date.

(e) Representations and Warranties Regarding Financial Statements.

(i) Attached hereto as Section 13(e)(i) of Seller’s Disclosure Schedule are true, correct and complete copies of (i) the balance sheets for each of the Partnerships and

VTC Hotel Company and/or that certain hotel (the “Hyatt Hotel”) that is located on the Hyatt Real Property and that is the subject of the Hyatt Management Agreement, each at December 31, 2003, 2002 and 2001, (ii) the statements of operations, cash flows and equityholders’ equity for each of the Partnerships and VTC Hotel Company and/or the Hyatt Hotel for the years ended December 31 2002 and 2001, and (iii) the statements of operations for each of the Partnerships and VTC Hotel Company and/or the Hyatt Hotel for the year ended December 31, 2003 (collectively, the “Financial Statements”). The Financial Statements corresponding to each of the Partnerships and the Financial Statements corresponding to the Hyatt Hotel and/or VTC Hotel Company: (i) have been prepared in accordance with the books and records of the Partnerships and the Hyatt Hotel and/or VTC Hotel Company, respectively, (ii) present fairly the financial position and results of operations of the Partnerships and the Hyatt Hotel and/or VTC Hotel Company, respectively, as of dates thereof and for the periods covered thereby, and (iii) make full and adequate disclosure of and provisions for all obligations and liabilities of the Partnerships, the Hyatt Hotel and VTC Hotel Company, respectively, as of dates thereof and for the periods covered thereby. Without limiting the foregoing, to the best of Seller’s knowledge, the cash, Cash Equivalents and accounts, notes and other receivables amounts on the most recent Financial Statements are complete and accurate in all material respects and to the best of Seller’s knowledge collectible.

(ii) Except to the extent arising out of or relating to the transactions contemplated by this Agreement, since the Balance Sheet Date (a) each of Mall Partnership, Hilton Joint Venture and VTC Hotel Company has conducted its respective businesses and operations in the ordinary course consistent with past practice; and (b) there has not occurred any change, event or condition which has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Property or the Affiliated Entity Property to which such event relates.

(iii) Neither the Partnerships nor the Hyatt Hotel has any obligations or liabilities other than (i) those set forth or adequately provided for in the Financial Statements corresponding thereto, (ii) those incurred in the normal course of business consistent with past practice since the Balance Sheet Date and which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the entity to which such obligations or liabilities relate (be it a Partnership or the Hyatt Hotel, as applicable), and (iii) those incurred in connection with the execution and performance of this Agreement, and the transactions contemplated herein.

(iv) There is no Indebtedness secured by liens or other encumbrances on the Property and/or the Affiliated Entity Property, other than the Existing Financing.

(v) The capital accounts of the Partnerships as disclosed in the Financial Statements are accurate as of the date thereof.

(f) Representations Regarding Compliance with Governmental Regulations.

(i) Except as set forth in the PCA Reports (as defined in Section 13(b)(iv)) and environmental reports referred to in Section 13(b)(vi), the Property and the Affiliated Entity Property and the ownership, management and operation thereof have been in full compliance with all applicable Governmental Regulations and to the best of Seller’s knowledge, are not in violation thereof, and neither Seller nor the Affiliated Entities have received any written notices of violation of any Governmental Regulation, including any

Environmental Laws, with respect to any of the Property or Affiliated Entity Property. The Property and the Affiliated Entity Property and the use thereof are presently in compliance (both as to condition and use) in all material respects with the Approved Title Conditions, all subdivision improvements and other applicable development Contracts, and all applicable Governmental Regulations, including zoning, subdivision, environmental protection, and the rules and regulations of any and all Authorities. Neither Seller nor any Affiliated Entity has received any written notice of any violation of any of the foregoing.

(ii) Except with respect to the currently outstanding sales Tax audit involving the Hyatt Hotel, each of the Affiliated Entities have properly completed and filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. All such Tax Returns were correct and complete and properly reflect the Tax liability of the filing party. All Taxes owed and due by Seller or any of the Affiliated Entities with respect to their respective operations (whether or not shown on any Tax Return) have been paid.

(g) Employees and Employee Plans. None of the Affiliated Entities have, nor at any time have they had, any employees or any Employee Plans in effect.

(h) Insurance. Each and all insurance policies held by or on behalf of the any of the Affiliated Entities with respect to the Affiliated Entity Property are currently in full force and effect, all premiums due and payable with respect thereto have been paid in full by or on behalf of the applicable Affiliated Entity and neither Seller nor any Affiliated Entity is in breach, default or other violation under the terms of any such policy. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Neither Seller nor any Affiliated Entity has made any Claim under any of the title insurance policies relating to any Property or Affiliated Entity Property.

14. Buyers’ Representations and Warranties. In addition to any express covenants and agreements of Seller contained herein, Buyers hereby represent and warrant to Seller, as of the date hereof and as of the Closing Date (unless otherwise expressly indicated), as follows:

(a) Power. Each Buyer (and each designee selected by Buyer) has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

(b) Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by each Buyer (and each designee selected by Buyer) in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transaction contemplated hereby.

(c) Validity. This Agreement and all documents required hereby to be executed by Buyers (and any of them) and/or their respective designees are and shall be valid, legally binding obligations of and enforceable against Buyers and such designees in accordance with their terms.

(d) Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a material default under, any bond, note, or other evidence of indebtedness or any material Contract, indenture, mortgage, deed of trust, loan agreement, partnership agreement, lease or other agreement or instrument to which any of the Buyers or any of their designees is a party.

15. No Knowledge of Misrepresentation. If any of Messrs. David Team, Curt Stephenson and/or Eric Paulsen has actual knowledge as of the Closing Date that any of Seller’s representations and warranties is inaccurate in any material respect (which for purposes of this Section 15 only shall mean that Messrs. David Team, Curt Stephenson and/or Eric Paulsen had actual knowledge as of the Closing Date that it would cost $100,000 or more to correct the subject matter of such material misrepresentation) as of the Closing Date and Buyers and/or their designees fail to disclose such material inaccuracy to Seller on or before the Closing Date, Buyers and their designees shall be deemed to have waived any Claim for a breach by Seller of such representation and warranty that arises from such material inaccuracy.

16. Post-Closing Covenants of Seller and Buyer.

(a) Payment of Brokers’ Commissions. Seller shall pay in full all leasing commissions with respect to any and all Tenant Leases or the Affiliated Entity Leases: (i) entered into as of or prior to the Closing Date without contribution or proration from Buyers (except that Buyers shall pay for those commissions in connection with an option under an existing Tenant Lease or the Affiliated Entity Lease subsequently exercised by Tenant after the Closing Date); and (ii) entered into subsequent to the Closing Date for the leasing of any space at the Mall Real Property and/or the Mall Partnership Real Property that is or will be remodeled pursuant to the Mall Development 2002 Management Agreement until such time as 90% of such space has been leased.

(b) Management Agreement. Seller and Buyers agree to work and negotiate in good faith with respect to the preparation of a management agreement, leasing agreement, and other agreements memorializing their prospective relationship with respect to the Mall Real Property, Entertainment Real Property, Mall Leased Real Property and Hilton Leased Real Property.

(c) Mall Expansion Soft Costs. Buyers and their designees acknowledge and agree that Seller has disclosed to Buyers and their designees that Seller has filed an application with the City to increase the permitted commercial and retail density of the Mall Real Property, Mall Partnership Real Property and Welcome Center Property by approximately 600,000 square feet (hereinafter referred to as “Proposed Mall Expansion Project”). Seller shall pay all soft costs that are incurred on an accrual basis as of the Closing Date in connection with the Proposed Mall Expansion Project. From, on and after the Closing Date, to the extent that Buyers or their designees choose (in their sole discretion) to pursue further processing or application for entitlements with respect to the Proposed Mall Expansion Project, Buyers and their designees shall be responsible for such further processing or application and paying all soft costs and hard costs with respect thereto, including the cost of satisfying any conditions of approval that the City may impose in connection with the Proposed Mall Expansion Project; provided, however, that Seller hereby represents and warrants that no other such or similar filings have been made with the City or any other Authorities for the Property or Affiliate Entity Property.

(d) Property Associations Resignations/Assignments. At Buyers’ direction, Seller shall cause any officer and director of the Property Associations appointed by Seller or any Affiliate of Seller to either (i) tender its irrevocable and unconditional written resignation with respect to the Property Associations, or (ii) to the extent permitted under the applicable organizational and other governance documents of the applicable Property Association, validly assign their position in respect of the Property Associations to a Buyer or its designee. After the Closing Date, Buyers and Seller shall cooperate with each other in good faith and shall execute such documents as either party may reasonably request to effectuate the intent of this Section 13(d).

(e) Mall Food Courts and Other Capital Expenditures. Seller shall cause, as soon as practicable after the Closing Date, (i) the completion of any and all construction of improvements at the Mall Real Property and/or the Mall Partnership Real Property that was contracted for (whether pursuant to a Tenant Lease or otherwise) prior to the Closing Date (including all work described in the Mall Development Management Agreement), (ii) the completion of the roof and termite capital repairs required by the Headquarters Lease and assign to LNR Headquarters any and all warranties and guarantees with respect to such repairs, (iii) the due and proper payment of any and all amounts due thereunder, including funding any Tenant allowances under Tenant Leases and Affiliate Entity Leases executed prior to the Closing Date and, with respect to Tenant Leases and Affiliated Entity Leases that are executed after the Closing Date, until such time as 90% of the space in the Mall Real Property or Mall Partnership Real Property that has been remodeled pursuant to the Mall Development 2002 Management Agreement has been leased, and (iv) Urban and all parties supplying labor, services, or materials in connection therewith to provide to Buyers and/or their designees final releases of liens with respect thereto and, to the extent necessary, to perfect of record all such lien releases.

(f) Employee Notification Letters. Seller shall deliver to each of the employees of Seller and/or the Affiliated Entities, as soon as practicable after the Closing Date, a letter or e-mail in a form reasonably acceptable to Buyers, duly executed by Seller or the applicable Affiliated Entity and notifying such employees that (i) the Property has been sold to Buyers, and (ii) such employees are currently being retained by Seller.

(g) Option to Acquire VTC Hotel Company Stock. Seller hereby unconditionally and irrevocably grants, conveys, transfers and assigns to Buyers the exclusive option and right to acquire all of the VTC Hotel Company Stock for the total aggregate consideration of Ten Dollars ($10.00). Such option shall be exercisable by any one Buyer or its designee giving Seller prior written notice of such exercise at any time on or after the Closing Date and prior to the dissolution and liquidation of VTC Hotel Company, with the closing of such acquisition to occur within three (3) Business Days thereafter. At the time of such closing of the acquisition, the VTC Hotel Company Stock shall be transferred free and clear of all security interests, liens, pledges, assignments, Claims and other encumbrances, and VTC Hotel Company shall have no liabilities or obligations of any kind or nature whatsoever (whether known or unknown, contingent or otherwise). Buyers and their designees acknowledge and agree that Seller shall, for a period of six (6) months following the Closing Date, have the right to cause the liquidation and dissolution of VTC Hotel Company at any time after the Closing Date.

(h) Drainage, Erosion Control and Storm Water Pollution Prevention Plans. Buyer shall comply with all state, local and federal governmental and regulatory requirements with respect to drainage, erosion control, the National Pollution Discharge Elimination System (“NPDES”) or Storm Water Pollution Prevention Plans (“SWPPP’s”), on or relating to the Real Property commencing on the Closing Date.

(i) Change of Address. Seller shall cooperate with Buyers in the preparation, execution and delivery, as soon as practicable after the Closing Date, of written notices executed to each holder of any Existing Financing (Credit Lyonaisse), to all utility companies servicing the Real Property, and to Taxing Authorities having jurisdiction over the Real Property, changing the address for service of notice and delivery of statements and bills.

(j) Valencia Town Center Marketing and License Agreement. Promptly after the Closing Date, Buyers and Seller shall cooperate and negotiate in good faith as to the form and substance of a Valencia Town Center Marketing and License Agreement, which shall provide Seller with a license to use the marketing panels located at the mall at the Mall Real Property to market the planned communities of Valencia and Newhall Ranch, the right to use the names and photographs of the properties that are the subject of the Real Property or Affiliated Entity Property, the right to use certain of the Intellectual Property on Seller’s website and in marketing and promotional materials (subject to reasonable scope of use restrictions with respect thereto) and certain to be agreed upon rights with respect to the closing of Town Center Drive at such times as the parties shall agree for marketing and promotional activities, including Bella Via.

(k) Hyatt Cash Accounts, Hilton Accounts and Mall Operating Accounts. Seller acknowledges and agrees that the Hyatt Cash Accounts, the Hilton Accounts and the Mall Operating Accounts constitute part of the Property or the Affiliated Entity Property and that, due to one or more third parties acting as agents with respect thereto, it may be necessary to cause such third parties to execute one or more assignments or other instruments of transfer and/or conveyance in order to effectuate the transfer and assignment to and/or confirmation of the applicable Buyer’s right, title and/or interest in and to such accounts to the applicable Buyers and/or their designees. Accordingly, Seller hereby covenants that, at Buyers’ direction, on and after the Closing, it shall, and shall cause any and all of its applicable Affiliates to, perform all such actions and execute and deliver all such documents and instruments and otherwise do all things necessary and/or appropriate to effectuate and consummate the transfer and assignment of all right, title and interest in and to such accounts to the applicable Buyers and/or their designees.

(l) Tenant Notification Letters. Seller shall deliver a letter, reasonably acceptable in form and substance to Seller and Buyers, addressed to each of the Tenants under the Tenant Leases (“Tenant Notification Letters”), duly executed by Seller and dated as of the Closing Date, notifying such Tenants that: (i) the applicable Property has been sold to the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof); (ii) all of Seller’s right, title and interest in and to the applicable Tenant Leases and Tenant Deposits have been assigned to the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof); and (iii) commencing immediately, all rent and other payments and any notices under the applicable Tenant Leases are to be paid and sent to the applicable Buyer and/or its respective designees (in Buyers’ sole discretion and as designated in Schedule 4 hereof) or to such other place or person as such Buyer or designee(s) shall designate.

(m) Hilton Liquor License. Seller and Buyers shall cooperate in good faith to effectuate a transfer of the liquor license for the Hilton Joint Venture Real Property to the applicable Buyer or its designee as soon as possible after the Closing Date in compliance with all Regulations. The parties will execute such documents and perform such acts as may be reasonably necessary to accomplish such purpose.

17. Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered or sent by reputable overnight courier or by registered or certified mail, postage prepaid, return receipt requested, delivered or sent by facsimile and shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the Person to receive such notice, (ii) if sent by reputable overnight courier, the Business Day after the day of delivery to such courier, (iii) if mailed, three (3) Business Days after the date of posting by the United States Post Office, or (iv) if given by facsimile, when sent (subject to receipt of written confirmation of transmission). Any notice, request, demand, direction or other communication sent by facsimile must be confirmed within forty-eight (48) hours by letter mailed or delivered by regular U.S. mail.

To Buyers:	c/o LNR Property Corporation 4350 Van Karman Avenue, Suite 200 Newport Beach, California 92660 Attn: Mr. Curt Stephenson Telephone No.: (949) 885-8500 Telecopy No.: (949) 885-8501

LNR Property Corporation 1601 Washington Avenue Suite 800 Miami Beach, Florida 33139 Attn: Zena Dickstein, General Counsel Telephone No.: (305) 695-5098 Telecopy No.: (305) 695-5719

With a copies to:	Bilzin Sumberg Baena Price & Axelrod LLP 200 South Biscayne Boulevard, Suite 2500 Miami, Florida 33131-5340 Attn: Alan D. Axelrod, Esq. Telephone No.: (305) 350-2369 Telecopy No.: (305) 351-2205

To Seller:	The Newhall Land and Farming Company 23823 Valencia Boulevard Valencia, California 91355 Attn: Greg McWilliams, President Phone No.: (661) 255-4400 Telecopy No.: (661) 255-3960

With a copies to:	Lennar Corporation 700 Northwest 107th Avenue Miami, Florida 33172 Attn: Benjamin P. Butterfield, Esq., General Counsel Telephone No.: (305) 559-4000 Telecopy No.: (305) 226-4158

Clifford Chance US LLP 601 South Figueroa Suite 4400 Los Angeles, California Attn: Gerard J. Walsh, Esq. Telephone No.: (213) 312-9413 Telecopy No.: (213) 312-9401

Escrow Holder:	NORTH AMERICAN TITLE COMPANY 505 S. Main Street Suite 101 Orange, CA 92868 Attn: Christine English Telephone No.: (714) 550-6500 Telecopy No.: (714) 667-0338

Notice of change of address shall be given by written notice in the manner detailed in this Section 18.

18. Broker. Seller represents and warrants to Buyers, and Buyers (and their designees) represent and warrant to Seller, that no broker or finder has been engaged by it, respectively, in connection with the transaction contemplated by this Agreement, or to its knowledge is in any way connected with such transaction. In the event of any such claims for additional brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Buyers (and their designees) shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement, representation or agreement made by any Buyer, and Seller shall indemnify, save harmless and defend Buyers from and against such claims if they shall be based upon any statement, representation or agreement made by Seller.

19. Required Actions of Buyers and Seller. Buyers and Seller agree to execute all such instruments and documents and to take all actions pursuant to the provisions hereof in order to consummate the purchase and sale herein contemplated and shall use their best efforts to accomplish the Closing and the Close of Escrow in accordance with the provisions hereof.

20. Legal and Equitable Enforcement of this Agreement.

(a) Default by Seller. In the event the Close of Escrow and the consummation of the transaction contemplated herein do not occur by reason of any default by Seller that is not cured after notice and expiration of a reasonable cure period (not to exceed three (3) days), Buyers shall be entitled to all of their out-of-pocket expenses incurred in connection with the transaction and shall have the right to pursue any other remedy available to Buyers at law or in equity, including the specific performance of this Agreement provided Buyers (and their designees) tender the cash to close payment in accordance with this Agreement.

(b) Default by Buyers. In the event the Close of Escrow and the consummation of the transaction contemplated herein do not occur by reason of any material default by Buyers after notice and expiration of cure periods, Seller shall be entitled to all of its out-of-pocket expenses incurred in connection with the transaction and shall have the right to pursue any other remedy available to Seller at law or in equity, including the specific performance of this Agreement.

(c) Survival of Representations, Warranties, Covenants and Agreements.

(i) The representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the Close of Escrow for a period of one (1) year thereafter; provided, however, that, notwithstanding anything to the contrary herein, the rights of Buyers and/or their respective designees hereunder to asset any Claims with respect to and/or arising out of Seller’s intentional fraud or willful misrepresentation or any breach of Section 13(f)(ii) shall survive until the expiration of the longest applicable statute of limitations.

(ii) The covenants and other agreements and obligations contained in this Agreement shall survive the Closing for the applicable statute of limitations, and shall not merge into the Grant Deed or any conveyance document.

(d) Deductible. Notwithstanding the provisions of Section 20(f) below, Buyers shall not be entitled to indemnification pursuant to such Section 20(f) until and to the extent the total, cumulative amount of Losses for which indemnification is sought thereunder has exceeded One Million Dollars ($1,000,000) (the “Deductible”); provided, however, that the immediately preceding provision shall not apply to Losses (i) directly or indirectly sustained and/or incurred arising out of, in connection with and/or relating to any and/or all of the following (A) the intentional fraud or willful misrepresentation of Seller, and/or (B) any of the post-closing covenants of Seller hereunder or in any other document or instrument executed and delivered pursuant hereto, including under Section 4 or 16 hereof, or (ii) that are covered by Seller’s insurance policies that were in effect prior to the Closing Date.

(e) Indemnification by Buyers. Commencing on the Closing Date Buyers shall indemnify, defend and hold harmless the Seller and its partners and their respective directors, officers, employees, shareholders and agents (“Seller Indemnified Parties”) against and in respect of all damages, claims, liabilities, Taxes, penalties, fines, fees, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, “Losses”) directly or indirectly sustained and/or incurred arising out of, in connection with and/or relating to any and/or all of the following:

(i) any breaches of Buyers’ representations and warranties set forth in this Agreement or any other document or instrument executed and delivered pursuant hereto;

(ii) any breaches or failure to perform directly or indirectly with respect to Buyers’ agreements, covenants and other obligations under this Agreement or any other document or instrument executed and delivered pursuant hereto.

(f) Indemnification By Seller. For the period commencing on the Closing Date the Seller shall, subject to the limitations and provisions set forth in this Section 20 hereof indemnify, defend and hold harmless each of the Buyers and their respective directors, officers, employees, members, partners, owners and agents (“Buyer Indemnified Parties” and, together with the Seller Indemnified Parties, an “Indemnified Party”) against and in respect of all Losses directly or indirectly sustained and/or incurred arising out of, in connection with and/or relating to any and/or all of the following:

(i) any breaches of Seller’s representations and warranties set forth in this Agreement or any other document or instrument executed and delivered pursuant hereto;

(ii) any breaches or failure to perform directly or indirectly with respect to Seller’s agreements, covenants and other obligations under this Agreement or any other document or instrument executed and delivered pursuant hereto; and

(iii) Claims by third parties relating to the Property and/or the Affiliated Entity Property (that do not arise from Assumed Liabilities) that arise from events that occurred prior to the Closing Date, including any Claims arising from the sales tax audit described in Section 13(f)(ii) hereof and including any items set forth on the Litigation List.

(g) Treatment of Indemnification Payments. Any payments pursuant to this Section 20 shall be treated as an adjustment to the Purchase Price for all Tax purposes.

(h) Method of Asserting Claims. In the event that any written claim or demand for which Seller or Buyer, as the case may be (an “Indemnifying Party”), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than ten (10) days following such Indemnified Party’s receipt of such claim or demand, notify in writing the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Claim Notice”). The Indemnifying Party shall (i) have no liability with respect to any expenses incurred by the Indemnified Party prior to the time the Claim Notice is delivered to the Indemnifying Party and such expenses shall be deemed not to be Losses of the Indemnified Party and (ii) be relieved of its obligations to indemnify the Indemnified Party with respect to such claim or demand if the Indemnified Party fails to timely deliver the Claim Notice and the Indemnifying Party is materially prejudiced thereby; provided, however, that the preceding portion of this sentence shall not apply to the extent that the Indemnifying Party has knowledge of such Claim prior to the Indemnified Party’s delivery of the Claim Notice. The Indemnifying Party shall have ten (10) days after the personal delivery or mailing of the Claim Notice, whichever is later (the “Notice Period”), to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand and shall during the Notice Period and thereafter be provided by the Indemnified Party with such information relating to the claim or demand as the Indemnifying Party shall request. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be borne by the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the sole power to direct and control such defense. If the Indemnifying Party so elects to assume the defense of such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, compromise or discharge a claim or demand for which it is indemnified by an Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will provide the Indemnifying Party and its counsel access to all relevant business records and other documents, and shall use its reasonable best efforts to assist, and to cause the employees and counsel of the Indemnified Party to assist, in defense of such claim. If the Indemnifying Party elects not to defend the Indemnified Party, the Indemnified Party shall have the right and the obligation to vigorously defend the claim or demand by appropriate proceedings and shall have the sole power to direct and control such defense. In any event, the Indemnifying Party shall have the right to participate in the defense or settlement of any third party claim or demand for which the Indemnifying Party may be liable hereunder at its own expense.

21. Assignment. Seller shall not assign, transfer or convey Seller’s rights and obligations under this Agreement or in the Property without the prior written consent of Buyers. Seller expressly agrees, however, that each of the Buyers shall have the right to assign such Buyer’s rights and obligations under this Agreement in whole or in part, by giving prior written notice to Seller, to one or more Person(s) or entities who are Affiliates, so long as such assignee expressly assumes the obligations of Buyer hereunder. Any permitted assignee shall succeed to all the rights and remedies hereunder, including, but not limited to, the specific performance of this Agreement. Notwithstanding the foregoing, no such assignment shall relieve the assigning party from its liability under this Agreement. Moreover, to the extent that any Property (and/or any portion thereof) or any Affiliated Entity Property is transferred, assigned and/or conveyed to one or more of Buyers’ respective designees as provided in Section 1 hereof, Buyers shall, without Seller’s consent, continue to be able to directly enforce its rights under this Agreement with respect to such Property (or portion) and/or assign its rights and delegate its obligations hereunder with respect to such Property (or portion) to such designee(s); provided, however, no duplicate payments shall be made or required to be made with respect to any one particular Claim solely as a result of such Claim being brought by more than one Buyer and/or designee and any such assignee shall not have the right to assert a Claim that is inconsistent with any Claim asserted by Buyer.

22. Miscellaneous.

(a) Partial Invalidity. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(b) Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

(d) Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements, representations, warranties or provisions on the part of the other party arising out of this Agreement, or any other dispute between the parties concerning this Agreement or any of the Property, then in that event the prevailing party in such action or dispute, whether by final judgment, or out of court settlement shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including reasonable attorneys’ and paralegals’ fees, accounting and engineering fees, and any other professional fees resulting therefrom arising before or at trial or with respect to appellate proceedings. This Section shall survive any termination of this Agreement prior to the Close of Escrow and shall also survive the recordation of the Grant Deed and the Close of Escrow and shall not be deemed merged into the Grant Deed or any conveyance document upon its recordation.

(e) Entire Agreement. This Agreement (including all Exhibits and Schedules attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any Person other than the parties hereto.

(f) Time of Essence. Seller and Buyers hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and default under this Agreement by the party so failing to perform.

(g) Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyers or Seller are required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day.

(h) Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed in accordance with the laws of California.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(j) 1031 Exchange. Seller acknowledges that Buyers are structuring a portion of this transaction as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Code. Seller agrees to cooperate with Buyers in good faith to effectuate the Exchange at Buyers’ sole cost and expense; provided any such Exchange (i) shall not delay the Closing Date; (ii) require Seller to take title to any other property or (iii) impose any additional cost or liability on Seller. Buyer shall indemnify Seller and hold Seller, the Affiliated Entities, the Property and the Affiliated Entity Property harmless from any additional costs associated with effectuating such Exchange.

(k) Public Disclosure. The parties to this Agreement hereby agree with the other party hereto that, except as may be required to comply with the requirements of applicable law or the rules and regulations of any national securities exchange upon which the securities of one of the parties or its Affiliates is listed, as reasonably determined by such party, or as otherwise provided herein, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

(l) Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party on or prior to Closing, each party agrees to perform all such actions, and execute and deliver, all such instruments and otherwise do all things necessary on or after the Closing as may be necessary to consummate the transactions contemplated hereby including, to perfect the conveyance, transfer and assignment of the Property and Affiliated Entity Property to Buyers and/or their designees.

(m) CONDITION PRECEDENT - MERGER. THE PARTIES HERETO HEREBY AGREE THAT, TO THE EXTENT THAT THAT CERTAIN MERGER CONTEMPLATED TO BE EFFECTUATED PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 21, 2003, BY AND

AMONG THE NEWHALL LAND AND FARMING COMPANY, LENNAR CORPORATION, LNR PROPERTY CORPORATION, NWHL INVESTMENT LLC AND NWHL ACQUISITION, L.P. IS NOT CONSUMMATED FOR ANY REASON WHATSOEVER, THEN, IMMEDIATELY THEREUPON AND WITHOUT FURTHER ACTION, THIS AGREEMENT, AND ALL OF THE PARTIES’ RIGHTS AND OBLIGATIONS HEREUNDER, SHALL IMMEDIATELY BECOME NULL, VOID AND OF NO FORCE OR EFFECT.

23. Joint and Several Liability. The Buyers and their designees who are assignees with respect to any Property shall be jointly and severally liable for all obligations of all Buyers under this Agreement and all documents and instruments that are executed and delivered pursuant to this Agreement.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year written above.

“Buyers”	LNR ROOSEVELT RACEWAY, INC., a New York corporation

	By:	/s/ DANIEL C. GRABLE

		Name:	Daniel C. Grable
		Its:	Vice President

3445 CAUSEWAY BOULEVARD LIMITED PARTNERSHIP, a Delaware limited partnership

		By:	LNR PHILADELPHIA PLACE IV, LLC, a Delaware limited liability company, it general partner

			By:	LNR PHILADELPHIA PLACE I, INC., a California corporation, its member

				By:	/s/ DANIEL C. GRABLE

					Name:	Daniel C. Grable
					Its:	Vice President

LNR QUINCY CROSSING, LLC, a Delaware limited liability company

	By:	LNR SHELF I, INC., a Florida corporation, its member

	By:	/s/ DANIEL C. GRABLE

		Name:	Daniel C. Grable
		Its:	Vice President

LNR VALENCIA TOWN CENTER HOLDINGS, INC., a California corporation

	By:	/s/ DANIEL C. GRABLE

		Name:	Daniel C. Grable
		Its:	Vice President

[First Signature Page to Agreement of Purchase and Sale and Joint Escrow Instructions]

LNR VALENCIA HOTEL HOLDINGS, LLC, a California limited liability company

	By:	LNR WESTERN PROPERTIES, INC., a California corporation, its member

		By:	/s/ DANIEL C. GRABLE

			Name:	Daniel C. Grable
			Its:	Vice President

“Seller”	THE NEWHALL LAND AND FARMING COMPANY (A California Limited Partnership), a California limited partnership

	By:	NWHL GP LLC, a Delaware limited liability company, its general partner

		By:	/s/ GREG MCWILLIAMS

			Name:	Greg McWilliams
			Its:	President

[Final Signature Page to Agreement of Purchase and Sale and Joint Escrow Instructions]